Exhibit 10.5

$175 MILLION NON-REVOLVING

BRIDGE ACQUISITION FACILITY

Dated as of February 6, 2004

among

WELLS OPERATING PARTNERSHIP II, L.P.,

as the Borrower,

WELLS REAL ESTATE INVESTMENT TRUST II, INC.,

as the REIT Guarantor,

the other parties from time to time party hereto,

and identified as Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent,

the other parties from time to time party hereto,

and identified as Lenders,

and

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager

i

6.15	Disclosure.	35
6.16	Compliance with Laws.	35
6.17	Approved Properties; Real Properties.	35
6.18	Solvency.	35
6.19	Investments.	35
6.20	Business Locations.	35
6.21	Brokers’ Fees.	35
6.22	Labor Matters.	36
6.23	Nature of Business.	36
6.24	Representations and Warranties from Other Credit Documents.	36
6.25	REIT Status.	36

ARTICLE VII AFFIRMATIVE COVENANTS		36
7.01	Financial Statements.	36
7.02	Certificates; Other Information.	36
7.03	Notices and Information.	38
7.04	Payment of Obligations.	38
7.05	Preservation of Existence, Etc.	38
7.06	Maintenance of Properties.	39
7.07	Maintenance of Insurance.	39
7.08	Compliance with Laws.	39
7.09	Books and Records.	39
7.10	Inspection Rights.	39
7.11	Use of Proceeds.	39
7.12	Proposed Approved Properties/Acceptance of Approved Properties.	39
7.13	Additional Credit Parties.	42
7.14	Agreement Regarding Environmental Recommendations and Title Conditions.	42
7.15	REIT Status/REIT Ownership of Borrower.	42
7.16	Further Assurances.	42
7.17	Pledged Assets.	43
7.18	Existing Equity Proceeds.

ARTICLE VIII NEGATIVE COVENANTS		43
8.01	Intentionally Omitted.	43
8.02	Investments.	43
8.03	Indebtedness.	44
8.04	Fundamental Changes.	44
8.05	Addition/Removal of Approved Properties; Dispositions.	45
8.06	Restricted Payments.	45
8.07	Change in Nature of Business.	46
8.08	Transactions with Affiliates and Insiders.	46
8.09	Burdensome Agreements.	46
8.10	Margin Stock Prohibitions.	47
8.11	Financial Covenants.	47
8.12	No Foreign Subsidiaries.	47
8.13	Prepayment of Other Indebtedness, Etc.	47
8.14	Organization Documents; Fiscal Year.	47
8.15	Ownership of Subsidiaries; Limitations on the REIT Guarantor.	47
8.16	Sale Leasebacks.	48

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		48
9.01	Events of Default.	48
9.02	Remedies Upon Event of Default.	50
9.03	Application of Funds.	51

ARTICLE X ADMINISTRATIVE AGENT		51
10.01	Appointment and Authorization of Administrative Agent.	51
10.02	Delegation of Duties.	51

10.03	Liability of Administrative Agent.	52
10.04	Reliance by Administrative Agent.	52
10.05	Notice of Default.	52
10.06	Credit Decision; Disclosure of Information by Administrative Agent.	53
10.07	Indemnification of Administrative Agent.	53
10.08	Administrative Agent in its Individual Capacity.	53
10.09	Successor Administrative Agent.	54
10.10	Administrative Agent May File Proofs of Claim.	54
10.11	Credit Document Guaranty Matters.	55
10.12	Other Agents; Arrangers and Managers.	55

ARTICLE XI MISCELLANEOUS		55
11.01	Amendments, Etc.	55
11.02	Notices and Other Communications; Facsimile Copies.	56
11.03	No Waiver; Cumulative Remedies.	57
11.04	Attorney Costs, Expenses and Taxes.	57
11.05	Indemnification by the Credit Parties.	58
11.06	Payments Set Aside.	58
11.07	Successors and Assigns.	58
11.08	Confidentiality.	60
11.09	Set-off.	61
11.10	Interest Rate Limitation.	61
11.11	Counterparts.	61
11.12	Integration.	62
11.13	Survival of Representations and Warranties.	62
11.14	Severability.	62
11.15	Tax Forms.	62
11.16	Replacement of Lenders.	63
11.17	Governing Law.	64
11.18	Waiver of Right to Trial by Jury.	64
11.19	USA Patriot Act.	64
11.20	ENTIRE AGREEMENT.	64

SIGNATURES		S-1

SCHEDULES

2.01	Initial Commitments and Pro Rata Shares
6.05	Closing Date Assets and Indebtedness
6.06	Litigation
6.09	Environmental Matters
6.10	Insurance
6.13(a)	Corporate Structure
6.13(b)	Capital Stock of Credit Parties
6.17(a)	Approved Properties
6.17(b)	Proposed Approved Properties
6.17(c)	Real Properties
6.20	Chief Executive Office, Jurisdiction of Incorporation, Principal Place of Business
8.02	Existing Investments
11.02	Administrative Agent’s Office, Certain Addresses for Notices
11.09	Accounts Exempt from Setoff

EXHIBITS

A	Form of Loan Notice
B	Form of Note
C	Form of Joinder Agreement
D	Form of Compliance Certificate
E	Form of Assignment and Assumption
F-1	Form of REIT Guarantor Pledge Agreement
F-2	Form of Borrower Pledge Agreement
G	Form of Mortgage Instrument and Assignment of Leases
H	Form of Borrower Security Agreement

BRIDGE ACQUISTIION FACILITY

This BRIDGE ACQUISITION FACILITY (as amended, modified, restated or supplemented from time to time, the “Agreement”) is entered into as of February 6, 2004 by and among WELLS OPERATING PARTNERSHIP II, L.P., a Delaware limited partnership (together with any permitted successors and assigns, the “Borrower”), WELLS REAL ESTATE INVESTMENT TRUST II, INC., a Maryland corporation (together with any permitted successors and assigns, the “REIT Guarantor”), the other entities identified as guarantors on the signature pages hereto or from time to time made guarantors hereunder through the execution of a Joinder Agreement (together with any permitted successors and assigns, the “Other Guarantors”; collectively, with the REIT Guarantor, the “Guarantors”), the Lenders (as defined herein), BANK OF AMERICA, N.A., as Administrative Agent (as defined herein) and BANC OF AMERICA SECURITIES LLC, as Sole Lead Arranger and Sole Book Manager.

The Borrower and Guarantors have requested that the Lenders provide non-revolving credit facilities in an aggregate amount of up to $175,000,000.00 (the “Credit Facilities”) for the purposes hereinafter set forth, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” or “Agent” means Bank of America in its capacity as administrative agent under any of the Credit Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 5% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Advance Limit” means $175,000,000.

“Aggregate Approved Property Balances” means, as of any date of calculation, the sum of the Approved Property Balances existing as of such date for all properties constituting Approved Properties.

“Aggregate Commitments” means the sum of the Commitments of all the Lenders, as the same may be adjusted from time to time in accordance with the terms hereof. The initial amount of the Aggregate Commitments in effect on the Closing Date is $175,000,000.

“Aggregate Lender Advances” means, with respect to each Lender, the total principal amount of Loans funded by such Lender hereunder during the term hereof, regardless of whether or not such Loans have been repaid.

“Agreement” shall have the meaning assigned to such term in the heading hereof.

“Applicable Spread” means the following percentages per annum, based upon the Total Leverage Ratio as calculated by the Administrative Agent from time to time based on information provided to it by the Borrower pursuant to the terms hereof:

Total Leverage Ratio	Applicable Spread
< 0.70 to 1.00	2.25%
> 0.70 to 1.00, but < 0.85 to 1.00	3.50%
> 0.85 to 1.00	5.00%

Any increase or decrease in the Applicable Spread resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a); provided, however, that if any financial information required for the calculation of the Total Leverage Ratio is not delivered by the Borrower as of the date required pursuant to Section 7.01 hereof, then the applicable percentage shall be the percentage that would apply if the Total Leverage Ratio was greater than 0.85 to 1.00 and it shall apply as of the first Business Day after the date on which such information was required to have been delivered.

“Approved Property” means a Real Property (a) which has been approved by the Administrative Agent and (if necessary) the Required Lenders as such pursuant to Section 7.12 hereof, and (b) for which there exists a properly recorded, first-priority (subject to Permitted Liens and other encumbrances acceptable to the Administrative Agent, in its discretion) Mortgage Instrument and Assignment of Leases in favor of the Collateral Agent (for the benefit of the Secured Parties); and “Approved Properties” means a collective reference to each Approved Property existing as of a given date; provided, that a property which is an “Approved Property” shall fail to continue to qualify as such upon the occurrence of any of the following: (i) the Mortgage Instrument or Assignment of Leases with respect to such Approved Property ceases to be in full force and effect or otherwise ceases or fails to create a first priority Lien in favor of the Administrative Agent in the applicable fee or ground leased interest in the Approved Property (subject to Permitted Liens and other encumbrances acceptable to the Administrative Agent, in its discretion); (ii) the Occupancy Rate for such Approved Property drops below 85%; (iii) there occurs a casualty or condemnation event with respect to such Approved Property which affects a material portion thereof (as determined by the Administrative Agent, in its discretion); (iv) such Approved Property ceases to be either (A) 100% owned in fee simple or (B) 100% ground leased pursuant to an Eligible Ground Lease, in each case, by a Credit Party with no non-Credit Party equity holders; (v) casualty insurance with respect to such Approved Property ceases to be in full force and effect; (vi) there exists any conditions with respect to such Approved Property that are reasonably likely to result in material liability under any Environmental Law; or (vii) such Approved Property is designated as a Flood Hazard Property and proper flood insurance is not promptly procured by the applicable Credit Party with respect thereto.

“Approved Property Amount” means, as of any date with respect to all Approved Properties as of such date, an amount equal to one hundred percent (100.0%) of the aggregate acquisition costs (including all related fees and expenses other than those paid to the REIT Guarantor and/or its Subsidiaries) incurred by the applicable Credit Parties in connection with the purchase of such Approved Properties.

“Approved Property Balance” means, with respect to each Approved Property as of any date of calculation, an amount equal to (a) one hundred percent (100.0%) of the aggregate acquisition costs (including all related fees and expenses other than those paid to the REIT Guarantor and/or its Subsidiaries) incurred by the applicable Credit Party in connection with the purchase of such Approved Property and with respect to which the Borrower has requested and received an advance hereunder pursuant to Section 2.01 hereof; less (b) the amount of any payments made by the Borrower and applied to such Approved Property Balance pursuant to the allocation of payment provisions set forth in Section 2.03(c) hereof; provided, that once reduced pursuant to the provisions of such sections, an Approved Property Balance may not be thereafter increased.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Assignment of Leases” means, with respect to an Approved Property, a fully executed assignment of leases, rents income, receipts, revenues, reserves, insurance proceeds, issues, and profits (including, without limitation, minimum rents, additional rents, percentage rents, parking, maintenance and deficiency rents) to the Collateral Agent (for the benefit of the Secured Parties) with respect to the applicable Credit Party’s interest (whether as the fee or leasehold holder) in all leases, subleases, tenancies, licenses, occupancy agreements or agreements to lease all or any portion of such Approved Property, together with any extensions, renewals, amendments, modifications or replacements thereof, and any options, rights of first refusal or guarantees of any tenant’s obligations under any lease now or hereafter in effect with respect thereto, in each case in proper form for recordation in the applicable jurisdiction in which such Approved Property is located and otherwise in form and substance acceptable to the Administrative Agent in its discretion; provided, that an Assignment of Leases with respect to an Approved Property may, to the extent permitted by the applicable jurisdiction, be combined with the related Mortgage Instrument in the manner set forth in Exhibit G attached hereto.

“Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Off-Balance Sheet Liabilities, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Availability Period” means, with respect to any Lender’s Commitment hereunder, the period from the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of such Commitment pursuant to Section 2.04 (to the extent of such Lender’s Pro Rata Share of the Aggregate Commitments terminated pursuant thereto) and (c) the date of termination of the Commitment of each Lender to make Loans pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following: (a) the entry of a decree or order for relief by a court or governmental agency in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment by a court or governmental agency of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or the ordering of the winding up or liquidation of its affairs by a court or governmental agency; or (b) the commencement against such Person of an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or of any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed for a period of ninety (90) consecutive days, or the repossession or seizure by a creditor of such Person of a substantial part of its Property; or (c) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or the taking possession by a receiver, liquidator, assignee, creditor in possession, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (d) such Person shall admit in writing its inability to pay its debts generally as they become due.

“Borrower” has the meaning specified in the heading hereof.

“Borrower Pledge Agreement” means the pledge agreement in the form of Exhibit F-2 dated as of the Closing Date executed by the Borrower in favor of the Collateral Agent for the benefit of the Secured Parties, as amended, modified, restated or supplemented from time to time.

“Borrower Security Agreement” means that certain security agreement dated as of the Closing Date executed by the Borrower in favor of the Collateral Agent and in form and substance similar to Exhibit H attached hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans with respect to a given Approved Property pursuant to Section 2.01; provided, that the amount of any Borrowing requested or provided hereunder shall not, in any case, exceed an amount equal to one hundred percent (100.0%) of the aggregate acquisition costs (including all related fees and expenses other than those paid to the REIT Guarantor and/or its Subsidiaries) incurred by the applicable Credit Party in connection with the purchase of the Approved Property referenced in the Loan Notice with respect to such Borrowing.

“Borrowing Letter” means that certain letter from the Borrower to the Administrative Agent dated as of the date hereof and identifying an account (and associated wire information) as the default account for the funding of Borrowings hereunder.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Businesses” means, at any time, a collective reference to the businesses operated by the REIT Guarantor and its Subsidiaries at such time.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Change of Control” means the occurrence of any of the following events: (a) the sale, lease, transfer or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of either the REIT Guarantor or the Borrower and its Subsidiaries taken as a whole to any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), (b) the REIT Guarantor or the Borrower is liquidated or dissolved or adopts a plan of liquidation or dissolution; (c) the REIT Guarantor shall fail to own directly or indirectly 99.00% of the outstanding Capital Stock of the Borrower not owned by Wells Capital, Inc. as of the date hereof; or (d) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over, Voting Stock of the REIT Guarantor (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the REIT Guarantor. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act.

“Closing Date” shall have the meaning assigned to such term in Section 5.01 hereof.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means a collective reference to all real and personal Property with respect to which Liens in favor of the Collateral Agent for the benefit of the Secured Parties are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents as security for any portion of the Obligations.

“Collateral Agent” means Bank of America, in such capacity under the Collateral Documents, or its successors and assigns.

“Collateral Documents” means a collective reference to the Pledge Agreements, the Borrower Security Agreement, the Mortgage Instruments, the Assignments of Leases and such other security documents as may be executed and delivered by the Credit Parties pursuant to the terms of this Agreement.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01, which such obligation shall, as of any date of determination (and subject to the termination of such Commitment pursuant to Section 9.02 hereof or in connection with the occurrence of the Maturity Date), equal to (a) the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, less (b) the amount of advances funded by such Lender pursuant to the terms hereof during the term of this Agreement, less (c) such Lender’s Pro Rata Share of any reduction in the Aggregate Commitments pursuant to Section 2.04 hereof.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D; provided, that each such Compliance Certificate shall also include an updated version of Schedule 6.09, Schedule 6.13(a), (b) and (c), Schedule 6.17(a), (b) and (c) and Schedule 11.09, along with a summary of changes made to such schedules since the previous delivery thereof; provided, further, that upon the delivery of such updated schedules, Schedule 6.09, Schedule 6.13(a), (b) and (c), Schedule 6.17(a), (b) and (c) and Schedule 11.09 shall each be deemed to have been amended and restated to read in accordance with the applicable updated schedule and the representations and warranties with respect thereto shall apply to such amended and restated schedules.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate” set forth in this Section 1.01.

“Credit Documents” means this Agreement, each Note, each of the Collateral Documents and each Joinder Agreement.

“Credit Document Guaranty” means the Guarantee made by the Guarantors in favor of the Agent and the Lenders pursuant to Article IV hereof.

“Credit Parties” means, as of any date, the Borrower and each of the Guarantors a party hereto.

“Daily Undrawn Amount” means, for each day during the term hereof, an amount equal to the Aggregate Commitments existing as of beginning of such day.

“Daily Unused Fee” means, for each day during the term hereof, an amount equal to (a) the Daily Undrawn Amount for such day, multiplied by (b) a per annum percentage rate calculated in accordance with the following:

Daily Unused Percentage	Applicable per annum %
> 50.0%	0.35%
< 50.0%	0.50%

“Daily Unused Percentage” means, for any day during the term hereof, a percentage equal to (a) the Outstanding Amount as of the beginning of such day, divided by (b) the sum of (i) the Aggregate Commitment as of the beginning of such day, plus (ii) the Outstanding Amount as of the beginning of such day.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the LIBOR Rate plus (b) the Applicable Spread, plus (c) four percent (4.0%) per annum; provided, that application of the Default Rate shall, at all times, be subject to the provisions of Section 2.01(c) hereof.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or becomes the subject of a Bankruptcy Event.

“Development Properties” means all parcels of real property which are either (a) not developed; or (b) which are in the process of being developed; provided, that (i) to the extent any such parcel of real property is being developed for use as leased property and (ii) eighty-five percent (85.0%) or more of the projected final gross leasable space contained therein is occupied by tenants under leases pursuant to which all free rent periods have expired and rental payments have commenced, such real property shall no longer constitute a Development Property.

“Disposition” or “Dispose” means any disposition (including pursuant to a Sale and Leaseback Transaction) of any or all of the Property (including without limitation the Capital Stock of a Subsidiary) of any Credit Party whether by sale, lease, licensing, transfer or otherwise, but other than pursuant to any casualty or condemnation event.

“Dividend Reinvestment Proceeds” means, as of any date of determination and for any given period, an amount equal to all dividends or other distributions paid by the REIT Guarantor during such period, direct or indirect, on account of any shares of any equity interest of the REIT Guarantor which any holder(s) of such equity interest direct to be used, concurrently with the making of such dividend or distribution, for the purpose of purchasing for the account of such holder(s) additional equity interests in the REIT Guarantor or its Subsidiaries.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of any Credit Party that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” has the meaning specified in Section 11.07(g).

“Eligible Ground Lease” means, at any time, a ground lease (a) under which the Borrower or another Credit Party is the lessee or holds equivalent rights, (b) that has a remaining term of not less than twenty (20) years, (c) under which any required rental payment, principal or interest payment or other payment due under such lease from the Borrower to the ground lessor is not more than sixty (60) days past due and any required rental payment, principal or interest payment or other payment due to the Borrower under any sublease of the applicable real property lessor is not more than sixty (60) days past due, (d) where no party to such lease is the subject of a Bankruptcy Event (except to the extent that (i) such Person has been subject to a proceeding under Chapter 11 of the Federal Bankruptcy Code, (ii) the applicable bankruptcy court has approved and confirmed such Person’s plan for reorganization, (iii) all statutory appeal periods with respect to such proposed plan have been exhausted without objection and (iv) such Person is performing its obligations under such approved plan), (e) where no condemnation proceedings have been instituted or condemnation has occurred with respect to a material portion of the applicable parcel of Real Property, (f) such ground lease (or a related document executed by the applicable ground lessor) contains customary provisions protective of any lender to the lessee and expressly subordinates the ground lessor’s fee interest to the rights and remedies of such a lender in a manner acceptable to the Administrative Agent, in its discretion, (g) where the Borrower’s interest in the Real Property or the lease is not subject to (i) any Lien other than Permitted Liens and other encumbrances acceptable to the Administrative Agent, in its discretion, or (ii) any Negative Pledge, and (h) where the applicable Real Property has been fully developed for use as an office, governmental building or industrial facility and is free of all structural defects, environmental conditions or other adverse matters except for defects, conditions or matters individually or collectively which are not material to the profitable operation of such Real Property.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Report” means a report from the Borrower in form and substance acceptable to the Administrative Agent, certified by a Responsible Officer of the Borrower, setting forth, in itemized fashion, the amount of equity contributions received by the Borrower in a given week and the related costs and expenses incurred by the Borrower in raising such equity.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Credit Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any

ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 9.01.

“Existing Equity Proceeds” means the equity proceeds received by the REIT Guarantor during the period commencing with the formation thereof and ending as of the date immediately prior to the Closing Date, the amount of which shall be certified as of the Closing Date by the Borrower in its officer’s certificate delivered pursuant to Section 5.01(g).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“FIRREA” means the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, as amended, including, without limitation, 12 CFR part 34.41 to 34.47.

“Flood Hazard Property” means a parcel of real property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” has the meaning specified in Section 11.15(a)(i).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fully Satisfied” means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been irrevocably paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been irrevocably paid in cash, and (c) the Commitments shall have expired or been terminated in full.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” has the meaning specified in the introductory paragraph hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) the Attributable Indebtedness of such Person with respect to Capital Leases and Off Balance Sheet Liabilities, (g) all net obligations of such Person under Swap Contracts, (h) the principal portion of all obligations of such Person as an account party in respect of letters of credit (other than trade letters of credit) and bankers’ acceptances, including, without duplication, all unreimbursed drafts drawn thereunder (less the amount of any cash collateral securing any such letters of credit or and bankers’ acceptances), (i) all obligations of such Person to repurchase any securities issued by such Person at any time prior to the Maturity Date which repurchase obligations are related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (j) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP), (k) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (l) all Guarantees of such Person with respect to Indebtedness of another Person and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Liabilities” has the meaning set forth in Section 11.05.

“Indemnitees” has the meaning set forth in Section 11.05.

“Initial Commitment” means, with respect to each Lender, such Lender’s Commitment as of the date on which such Lender becomes a Lender hereunder and prior to the making of any advances with respect to such Commitment.

“Interest Payment Date” means each of (a) the first Business Day of each calendar month and (b) the Maturity Date.

“Investment” means any investment made in cash or by delivery of property by any Credit Party (a) in any Person, whether by (i) acquisition of assets, shares of Capital Stock, bonds, notes, mortgage instruments (including deeds of trust, deeds to secure debt and mortgages), debentures, partnership, joint ventures or other ownership interests or other securities of any Person or (ii) any deposit with, or advance, loan or other extension of credit to, any Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (iii) any other capital contribution to or investment in such Person, including, without limitation, any guaranty obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person, or (b) in any Property. Investments which are loans, advances, extensions of credit or Guarantees shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such Guarantees.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of any Credit Party.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit C hereto, executed and delivered by a new Guarantor in accordance with the provisions of Section 7.13.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means a collective reference to the Persons identified as “Lenders” on the signature pages hereto, together with any Person that subsequently becomes a Lender by way of assignment in accordance with the terms of Section 11.07, together with their respective successors, and “Lender” means any one of them.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR Rate” means, for any day, the rate for 1-month U.S. dollar deposits that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by the Agent from another recognized source or interbank quotation). If Agent determines that no adequate basis exists for determining the LIBOR Rate or (based on notice received from any Lender) that the LIBOR Rate will not adequately and fairly reflect the cost to one or more Lenders of funding the Loans, or that any applicable law or regulation or compliance therewith by Agent or any Lender prohibits or restricts or makes impossible the charging of interest based on the LIBOR Rate and Agent so notifies Borrower, then until Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, interest shall accrue and be payable on the unpaid principal balance of the Loans from the date Agent so notifies Borrower until the maturity of the Loans (whether by acceleration, declaration, extension or otherwise) at a fluctuating rate of interest equal to the Prime Rate of Agent plus (or minus) a spread to be determined by Agent that would best approximate the LIBOR-based interest rate at the time of the change, when last determined or, if applicable, as of the last date on which the interest rate adequately and fairly reflected the cost to the Lenders of funding the Loans.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loans” has the meaning specified in Section 2.10(a); and “Loan” means any one of the Loans.

“Loan Notice” means a notice of a Borrowing delivered pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Credit Parties taken as a whole; (b) a material impairment of the ability of any Credit Party to perform its material obligations under any Credit Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Credit Document to which it is a party.

“Maturity Date” shall have the meaning assigned to such term in Section 2.01(d) hereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Instrument” means a fully executed first lien priority mortgage, deed of trust or deed to secure debt (as applicable) in favor of the Collateral Agent (for the benefit of the Secured Parties) with respect to a fee or leasehold interest in a parcel of Real Property in proper form for recording in the applicable jurisdiction in which such parcel is located and otherwise in form and substance similar to Exhibit G attached hereto and acceptable to the Administrative Agent in its reasonable discretion.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Negative Pledge” means a provision of any agreement (other than this Agreement or any other Credit Document) that prohibits the creation of any Lien on any assets of a Person or the sale of any assets of a Person; provided, however, that an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a “Negative Pledge” for purposes hereof.

“Net Dividends” means, for any given period of time for the REIT Guarantor, an amount equal to (a) one hundred percent (100.0%) of all dividends or other distributions, direct or indirect, on account of any shares of any equity interest of the REIT Guarantor (except dividends or distributions payable solely in shares of that class of equity interest to the holders of that class) during such period, less (b) any amount of such dividends or distributions constituting Dividend Reinvestment Proceeds.

“Non-Recourse Indebtedness” means any Indebtedness of any member of the REIT Group or with respect to the assets of any member of the REIT Group, in each case, for which such Person is not personally liable to the holder of such Indebtedness, other than to the extent of any security therefor or pursuant to customary recourse exceptions (as determined by the Agent, in its reasonable discretion).

“Notes” has the meaning specified in Section 2.01(a); and “Note” means any one of the Notes.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include any Swap Contract of any Credit Party relating to the Indebtedness under the Credit Documents and to which a Lender or any Affiliate of such Lender is a party.

“Occupancy Rate” means, for any parcel of real property, the percentage of rentable area of such real property that is (a) leased pursuant to a lease that is in form and substance acceptable to the Agent (as reasonably determined by the Agent) and (b) actually occupied by tenants which are not more than 15 days in arrears on rental payments and not, to the knowledge of the Borrower or the Agent, in bankruptcy or otherwise insolvent.

“Off Balance Sheet Liabilities” means, with respect to any Person, the monetary obligations of such Person with respect to (without duplication) (a) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to any accounts or notes receivable sold, transferred or otherwise disposed of by such Person, (b) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to property or assets leased by such Person as lessee, (c) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing if the transaction giving rise to such obligation (i) is considered Indebtedness for borrowed money for tax purposes but is classified as an operating lease and (ii) does not (and is not required pursuant to GAAP to) appear as a liability on the balance sheet of such Person, (d) any leases treated as a financing for GAAP or tax purposes, but excluding from the forgoing provisions of this definition any obligations or liabilities of any such Person as lessee under any operating lease so long as the terms of such operating lease do not require any payment by or on behalf of such Person at the scheduled termination date of such operating lease, pursuant to a required purchase by or on behalf of such Person of the property or assets subject to such operating lease, or under any arrangements pursuant to which such Person guarantees or otherwise assures any other Person of the value of the property or assets subject to such operating lease and (e) any other agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment), in each case.

“Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Outstanding Amount” means, with respect to Loans on any date of determination, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and any prepayments or repayments of such Loans, as the case may be, occurring on such date (except to the extent expressly noted to the contrary).

“Participant” has the meaning specified in Section 11.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Credit Party or any ERISA Affiliate or to which any Credit Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Investments” means, at any time, Investments by the Credit Parties permitted to exist at such time pursuant to the terms of Section 8.02.

“Permitted Liens” means, at any time, Liens in respect of Property of the Credit Parties constituting:

(a) Liens existing pursuant to any Credit Document;

(b) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(d) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(e) leases or subleases on market terms granted to third parties not interfering in any material respect with the business of any Credit Party;

(f) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(g) or securing appeal or other surety bonds related to such judgments;

(g) any interest or title of a lessee under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement; and

(h) for ground leased properties, Liens held by the applicable ground lessor; provided, that such Liens shall be subject to customary protections for lessee lenders and shall be subordinated to any Liens of the Collateral Agent and Lenders hereunder in a manner acceptable to the Administrative Agent, in its discretion.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Credit Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreements” means a collective reference to the Borrower Pledge Agreement, the REIT Guarantor Pledge Agreement and any other pledge agreements required to be executed by any Person pursuant to the terms hereof as security for the Obligations (including, without limitation, any pledge agreements required pursuant to Section 7.17 hereof).

“Prime Rate” means, on any day, the rate of interest per annum then most recently established by Agent as its “prime rate.” Any such rate is a general reference rate of interest, may not be related to any other rate, and may not be the lowest or best rate actually charged by Agent to any customer or a favored rate and may not correspond with future increases or decreases in interest rates charged by other Agents or market rates in general, and that Agent may make various business or other loans at rates of interest having no relationship to such rate. Each time the Prime Rate changes, the per annum rate of interest applicable to the Facility shall change immediately and contemporaneously with such change in the Prime Rate. If Agent (including any successor or applicable assign thereof) ceases to exist or to establish or publish a prime rate from which the Prime Rate is then determined, the applicable variable rate from which the Prime Rate is determined thereafter shall be instead the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported), and the Prime Rate shall change without notice with each change in such prime rate as of the date such change is reported.

“Pro Rata Share” means as to each Lender, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the sum of (a) the amount of the Commitment of such Lender at such time, plus (b) the principal amount of such Lender’s funded Loans at such time and the denominator of which is the sum of (y) the amount of the Aggregate Commitments at such time, plus (z) the Outstanding Amount as of such time. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proposed Approved Property” shall have the meaning assigned to such term in Section 7.12(a) hereof.

“Qualified REIT Subsidiary” shall have the meaning assigned to such term in the Code.

“Real Properties” means, at any time, a collective reference to all parcels of real property in which any Credit Party holds an interest (whether direct or indirect or as a fee or leasehold, and including, without limitation, each Proposed Approved Property and each Approved Property); and “Real Property” means any single parcel of such real property.

“Real Property Asset Cost” means, at any time, the aggregate cost of all Real Properties. For purposes of this definition, the cost of any loan or Guarantee shall be determined as provided in the last sentence of the definition of “Investments”.

“Register” has the meaning set forth in Section 11.07(c).

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Code.

“REIT I Entities” means a collective reference to Wells Real Estate Investment Trust, Inc. and Wells Operating Partnership, LP and any Persons in which either of them (whether directly or indirectly) hold any Capital Stock.

“REIT Group” means a collective reference to the REIT Guarantor and its Subsidiaries.

“REIT Guarantor” has the meaning set forth in the preamble to this Agreement.

“REIT Guarantor Pledge Agreement” means the pledge agreement in the form of Exhibit F-1 dated as of the Closing Date executed by the REIT Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, as amended, modified, restated or supplemented from time to time.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time, Lenders holding in the aggregate at least sixty-six and two-thirds percent (66 2/3%) of (a) the unfunded Commitments (and participations therein) and the outstanding Loan and participations therein or (b) if the Commitments have been terminated, the outstanding Loans and participations therein. The unfunded Commitments of, and the outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, executive vice president, chief financial officer, treasurer or assistant treasurer of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party. The Agent and the Lenders shall be entitled to rely upon the authority of each of the above-listed individuals and to conclusively presume that such individuals are, in taking any actions, acting on behalf of the Borrower or the other applicable Credit Party, except to the extent the Borrower provides written notice to the Agent to the contrary.

“Restricted Payment” means (a) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Credit Party, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving any Credit Party), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of any Credit Party, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Credit Party, now or hereafter outstanding or (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Credit Party, now or hereafter outstanding.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means any arrangement pursuant to which any Credit Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (a) which such Credit Party has sold or transferred (or is to sell or transfer) to a Person which is not a Credit Party or (b) which such Credit Party intends to use for substantially the same purpose as any other Property which has been sold or transferred (or is to be sold or transferred) by such Credit Party to another Person which is not a Credit Party in connection with such lease.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Debt” means, for any given calculation date, the total aggregate principal amount of Indebtedness (other than Indebtedness incurred with respect to this Agreement and the other Credit Documents) of the REIT Guarantor and its Subsidiaries, on a consolidated basis (and without duplication on account of the guaranty obligations of any member of the REIT Group relating to the Indebtedness of another member of the REIT Group), that is secured in any manner by any Lien; provided, that Indebtedness in respect of Capitalized Leases shall not be deemed to be Secured Debt. For clarification purposes, (i) any unsecured guaranty given by any member of the REIT Group of secured indebtedness of a Person who is not a member of the REIT Group does not constitute Secured Debt of the Person giving the guaranty, (ii) any unsecured guaranty given by any member of the REIT Group of the Secured Debt of another member of the REIT Group constitutes the Secured Debt of the Person directly incurring the Secured Debt and shall not be calculated as part of the Indebtedness of the Person giving the guaranty, (iii) any unsecured guaranty given by any member of the REIT Group of the unsecured indebtedness of a Person who is not a member of the REIT Group does not constitute Secured Debt of the Person giving the guaranty, (iv) any unsecured guaranty given by any member of the REIT Group of the unsecured Indebtedness of another member of the REIT Group does not constitute the Secured Debt of the Person directly incurring such Indebtedness and shall not be calculated as part of the Indebtedness (secured or otherwise) of the Person giving the guaranty, (v) any secured guaranty given by any member of the REIT Group of secured indebtedness of a Person who is not a member of the REIT Group constitutes Secured Debt of such Person giving the guaranty, (vi) any secured guaranty given by any member of the REIT Group of the secured indebtedness of another member of the REIT Group constitutes the Secured Debt of the Person directly incurring the secured indebtedness and shall not be calculated as part of the Indebtedness (secured or otherwise) of the Person giving the guaranty, (vii) any secured guaranty given by any member of the REIT Group of the unsecured indebtedness of a Person who is not a member of the REIT Group constitutes the Secured Debt of the Person giving the guaranty, and (viii) any secured guaranty given by any member of the REIT Group of the unsecured Indebtedness of another member of the REIT Group constitutes the Secured Debt of the Person giving the guaranty and shall not be calculated as part of the Indebtedness (secured or otherwise) of the Person directly incurring such Indebtedness.

“Secured Parties” means a collective reference to each Lender, each Affiliate of a Lender that enters into a Swap Contract, the Collateral Agent and the Administrative Agent; and “Secured Party” means any one of them.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“ST Loan Documents” means a collective reference to that certain Omnibus Loan Modification Agreement dated as of December 1, 2002, among Wells Operating Partnership, L.P., Wells REIT, LLC – VA I, Wells Real Estate Investment Trust, Inc. and SouthTrust Bank, and the following loan agreements modified thereby:

(i)	Revolving Loan Agreement between Wells Operating Partnership, L.P. and SouthTrust Bank, dated December 15, 2000, in the original amount of $19,003,000 reduced to $10,125,000;

(ii)	Revolving Loan Agreement between Wells Operating Partnership, L.P. and SouthTrust Bank, dated May 3, 2000, as amended by instrument dated December 15, 2000, in the original amount of $35,000,000 increased to $40,237,500;

(iii)	Amended and Restated Loan Agreement between Wells Operating Partnership, L.P.. and SouthTrust Bank, dated December 31, 1998, as amended by instruments dated April 27, 1999, December 15, 2000 and April 23, 2003, in the original amount of $15,500,000 increased to $16,500,000;

(iv)	Revolving Loan Agreement between Wells Operating Partnership, L.P. and SouthTrust Bank, dated December 1, 2002, in the original amount of $11,325,000;

(v)	Revolving Loan Agreement between Wells Operating Partnership, L.P. and SouthTrust Bank, dated December 1, 2002, in the original amount of $11,250,000; and

(vi)	Amended and Restated Loan Agreement between Wells REIT, LLC VA 1 and SouthTrust Bank, dated December 15, 2000, in the original amount of $7,900,000 increased to $8,700,000;

in each case, as further modified by a series of instruments dated June 10, 2003 and September 10, 2003 or as further amended, restated, supplemented or modified from time to time following the date hereof.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. For purposes of clarification, any entity which is not consolidated on the balance sheet of such Person and is accounted for using the equity method of accounting shall not be considered a “Subsidiary” hereunder.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Title Commitments” shall have the meaning assigned to such term in Section 7.12(b) hereof.

“Total Advances” means, as of any date of calculation, the aggregate amount of principal Loan advances made during the term hereof (whether or not subsequently repaid).

“Total Assets” means the sum of, without duplication, (a) the aggregate value of all Real Properties owned by the Credit Parties at cost, plus (b) cash and Cash Equivalents held by the Credit Parties. Total Assets will specifically exclude any interests in joint ventures and non-consolidated entities.

“Total Indebtedness” means, without duplication, the aggregate Indebtedness of the REIT Guarantor and its Subsidiaries on a consolidated basis.

“Total Leverage Ratio” means, as of any date of calculation, the ratio of (a) Total Indebtedness to (b) Total Assets.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unused Fee” shall have the meaning assigned to such term in Section 2.05 hereof.

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wells Entities” means a collective reference to (i) all business or investment entities affiliated with the Borrower or the REIT Guarantor or owned or controlled by Wells Capital, Inc. or any of its Subsidiaries or by any of the principals of any such entities and (ii) all of the consolidated Subsidiaries of any such entities.

“Wholly Owned Subsidiary” means any Person 100% of whose Voting Stock is at the time owned by the Borrower or any Subsidiary of the Borrower directly or indirectly through other Persons 100% of whose Voting Stock is at the time owned, directly or indirectly, by the Borrower or such Subsidiary.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

1.03 Accounting Terms.

(a) Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP (applied on a consistent basis) as in effect from time to time, applied in a consistent manner; provided, however, that calculations of Attributable Indebtedness with respect to any Off-Balance Sheet Liabilities or the implied interest component with respect to any Off-Balance Sheet Liabilities shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Off-Balance Sheet Liabilities.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding.

Any financial ratios required to be maintained by the Credit Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07 Unconsolidated Entities.

Notwithstanding anything contained herein to the contrary, calculations with respect to the assets, liabilities, income, indebtedness and any other measured financial component related to the Credit Parties (whether or not on a consolidated basis) shall not include any amounts allocable to assets, liabilities, income, indebtedness or any other measured financial component with respect to entities which are not Credit Parties and are not Subsidiaries of a Credit Party, including, without limitation, joint ventures or other similar entities (except, with respect to indebtedness or liability calculations, to the extent such indebtedness or liabilities are recourse to a Credit Party).

1.08 Covenant Calculations Related to Indebtedness.

Notwithstanding anything contained herein to the contrary and for purposes of clarification, calculations of the principal amount of any Indebtedness attributable to any Person (including calculations of Total Indebtedness and Non-Recourse Indebtedness hereunder) shall not include any undrawn committed or available amounts under any line of credit or similar financing structure; provided, however, that this provision shall not be deemed to exclude from any such calculations amounts associated with (a) any obligations of a Person under any Swap Contracts; and (b) the stated amount of any letters of credit.

ARTICLE II

THE COMMITMENTS AND BORROWINGS

2.01 Loans.

(a) Loan Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time, on any Business Day during the Availability Period and in connection with the Credit Parties’ acquisition costs incurred in connection with the purchase of Real Properties constituting Approved Properties as of the date on which such Loans are made; provided, however, that after giving effect to any Borrowing of Loans, (i) each Lender’s Aggregate Lender Advances shall not, in any case, exceed the amount of such Lender’s Initial Commitment; (ii) the Total Advances shall not, in any case, exceed the Aggregate Advance Limit, and (iii) the Outstanding Amount shall not exceed the Aggregate Approved Property Balances. The Loans are not revolving. Amounts borrowed hereunder and subsequently repaid may not be reborrowed. The Borrower shall execute and deliver to each Lender (through the Administrative Agent) a promissory note which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit B (a “Note”).

(b) Interest Rate and Payments. Commencing as of the first Interest Payment Date immediately following the Closing Date and continuing until the Loans and all other obligations under the Credit Documents are paid in full, the Borrower shall make monthly payments, on each Interest Payment Date, of all accrued interest on the Loans. Subject to the provisions of clause (e) of this Section 2.01, all Loans shall bear interest at the LIBOR Rate, plus the Applicable Spread. All computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for such day. The determination of the LIBOR Rate by the Administrative Agent from time to time shall be conclusive in the absence of manifest error. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c) Maximum Interest Rate. Regardless of any provision of any Credit Document, if for any reason the effective interest hereunder should exceed the maximum lawful interest, the effective interest hereunder shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal amount of the Loans and not to the payment of interest, and (ii) if the Loans have been or are thereby paid in full, the excess shall be returned to the party paying same, such application to the principal amount of the Loans or the refunding of excess to be a complete settlement and acquittance thereof.

(d) Repayment of Loans; Maturity Date. The Borrower shall, on the date occurring ninety (90) calendar days from date hereof (the “Maturity Date”), cause the Obligations (including, without limitation, all outstanding principal and interest on the Loans and all fees, costs and expenses due and owing under the Credit Documents) to be Fully Satisfied; provided, however, that notwithstanding anything contained herein or in any other Credit Document to the contrary, to the extent any of the Obligations are accelerated pursuant to the terms hereof (including, without limitation, Section 9.02 hereof), the Borrower shall, immediately upon the occurrence of such acceleration, cause such accelerated Obligations to be Fully Satisfied.

(e) Application of Default Rate. Notwithstanding the foregoing, if any amount payable by the Borrower under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

2.02 Borrowings of Loans.

(a) Each Borrowing shall be made upon the Borrower’s irrevocable written notice (in the form of a Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower and with respect to the acquisition costs incurred in connection with a duly-approved Approved Property) to the Administrative Agent; provided, that the Borrower will provide telephonic confirmation of each such notice to the Administrative Agent immediately following the delivery thereof (although Administrative Agent shall be entitled to rely upon any written notice received by it from the Borrower regardless of whether such telephonic notice is delivered). Each such notice must be received by the Administrative Agent not later than 11:00 A.M. two (2) Business Days (or, to the extent there exists more than one (1) Lender as of the date of such notice, three (3) Business Days) prior to the requested date of any Borrowing. Each Loan Notice (whether telephonic or written) shall specify (i) the requested date of the Borrowing (which shall be a Business Day), (ii) the principal amount of Loans to be borrowed, (iii) the Approved Property or Proposed Approved Property with respect to which such Borrowing is requested, and (iv) the Total Advances which will have been made as of the date of such Borrowing (taking into account such Borrowing).

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Borrowing, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, that to the extent the Borrower does not specifically identify a different account, the Administrative Agent shall be permitted to assume that any Borrowing is to be funded to the account identified in the Borrowing Letter.

2.03 Prepayments.

(a) Voluntary Prepayments of Loans. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. one Business Day prior to the prepayment of such Loans; and (ii) any prepayment of Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory Prepayments.

(i) Outstanding Amount in Excess of Aggregate Approved Property Balances. If, for any reason, the Outstanding Amount as calculated on any given date, exceeds the Aggregate Approved Property Balances as of such date, the Borrower shall immediately prepay the Loans in an aggregate amount equal to such excess.

(ii) Leverage Ratio Reductions. If, for any reason, the Total Leverage Ratio of the Borrower, as calculated as of any date following the date occurring forty-five (45) days following the Closing Date, is greater than 0.85 to 1.00, the Borrower shall (to the extent there exists an Outstanding Amount as of such date) immediately prepay the Loans in an aggregate amount required to cause the Total Leverage Ratio to be less than or equal to 0.85 to 1.00.

(iii) Disposition Proceeds. The Credit Parties shall, prior to or concurrently with (A) any Disposition of any Real Property/ies with outstanding Approved Property Balances, (B) any Disposition of any Credit Party owning any Approved Property/ies, or (C) any removal of one or more Approved Properties with outstanding Approved Property Balances from qualification as “Approved Properties” hereunder, prepay the Loans in an amount equal to not less than one hundred percent (100.0%) of the then-applicable Approved Property Balance(s) with respect to such Approved Property/ies.

(iv) Equity Contributions. The Credit Parties shall, as of the first Business Day of each calendar week, pay to the Agent (for the benefit of the Lenders) an amount equal to (i) one hundred percent (100.0%) of all equity contributions made by any person or entity to the REIT Guarantor, the Borrower or any of their respective Subsidiaries during the immediately prior calendar week, less (ii) costs and expenses of the Credit Parties and their affiliates for such week related to equity raising activities, to the extent such costs and expenses are less than or equal to 13.5% of the gross equity contributions received, less (iii) at the option of the Credit Parties, all other costs and expenses of the Credit Parties, to the extent (A) approved by the Agent, in its sole discretion (provided, that the Agent shall have the right to review such costs and expenses following application of any applicable prepayment) and (B) the Credit Parties do not have on hand, as of each required prepayment date, funds from operations sufficient to cover such costs and expenses.

(v) REIT I Entity Activities. If the REIT I Entities amend or otherwise modify their offering prospectus in a manner which alters the amount or timing of their required or permitted procurement of equity investments (other than as related to dividend reinvestment), the Credit Parties shall, within five (5) Business Days of the Agent’s request, prepay the outstanding Obligations such that the Outstanding Amount is less than fifty percent (50.0%) of the Aggregate Approved Property Balances as of the date of prepayment. The Agent shall have the right to make a request pursuant to this subclause (v) following the date on which such amendment or modification is made and following Agent’s review of any information provided to it prior to such date concerning the status of Borrower’s equity-raising activities and the impact of such amendments or modifications thereon; provided, that the making of such request shall ultimately be in the sole discretion of the Agent and the Agent’s right to request prepayment pursuant to this subclause (v) may not be triggered by the investment by any REIT I Entities in any unconsolidated joint ventures.

(vi) Application of Prepayments from Equity Contributions. The Credit Parties shall not be permitted to credit prepayments required to be made by them pursuant to subclause (iv) of this Section 2.03(b) against prepayments required to be made in connection with subclause (iii) of this Section 2.03(b) (although such prepayments may be credited against any prepayments which might otherwise be required in connection with subclauses (i) and (ii) of this Section 2.03(b)).

(c) Application of Prepayments. All amounts prepaid pursuant to this Section 2.03 shall be applied (i) first, to the repayment of all outstanding fees, costs and expenses due and payable by any Credit Party to the Agent pursuant to the terms of the Credit Documents; (ii) second, to the repayment of accrued interest with respect to the outstanding principal amount of the Loans; (iii) third, to the repayment of the outstanding principal amount of the Loans; (iv) fourth, to the payment of any other Obligations due and owing under the Credit Documents and (v) fifth, to the Borrower (for application or distribution in accordance with the Credit Documents); provided, that (A) principal payments made with respect to the Loan shall, for purposes of determining outstanding Approved Property Balances with respect to existing Approved Properties, be allocated to the outstanding Approved Property Balances in the order in which the applicable Approved Properties were acquired by the Borrower (with application of such prepayments continuing with respect to each Approved Property Balance until such Approved Property Balance is equal to zero (0)); and (B) each prepayment made pursuant to this Section 2.03 shall be applied to the interest accrued with respect to and the principal of the Loans of the respective Lenders in accordance with such Lenders’ respective Pro Rata Shares.

2.04 Termination or Reduction of Aggregate Commitments.

(a) Voluntary Reductions. The Borrower may, upon written notice to the Administrative Agent, from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount would exceed the Aggregate Approved Property Balances.

(b) General. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share.

2.05 Unused Fee.

In addition to any and all other fees payable in connection herewith, the Borrower shall pay to the Administrative Agent (for the benefit of the Lenders) a daily fee in connection with the unused amount of the Commitments (the “Unused Fee”). The Unused Fee shall be payable as of the first day of each calendar month and as of the Maturity Date in arrears in an amount equal to the sum of the Daily Unused Fees accrued during the applicable calendar month period (or portion thereof). All Unused Fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.06 Evidence of Debt.

The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.07 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office; provided that to the extent the Administrative Agent does not send such wire transfers to which the Lenders are entitled pursuant to this clause (a) prior to the completion of the Business Day immediately following the date on which it receives any applicable payment from the Borrower, the amount distributed to the Lenders shall be accompanied by interest, calculated at the Federal Funds Rate, on the amount to which each Lender was initially entitled.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment is not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, with interest calculated at the Federal Funds Rate (which interest shall begin to accrue on the second Business Day following the date of the requested Borrowing).

(e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.08 Sharing of Payments.

If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

ARTICLE III

TAXES AND YIELD PROTECTION

3.01 Taxes.

(a) Any and all payments by any Credit Party to or for the account of the Administrative Agent or any Lender under any Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If any Credit Party shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions, (iii) such Credit Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, such Credit Party shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Credit Document (hereinafter referred to as “Other Taxes”).

(c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

3.02 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Loans based on the LIBOR Rate or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction; provided, that a Lender’s request for payment of such additional amounts may not extend to increased costs to such Lender which were incurred more than one (1) calendar year prior to such request.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction; provided, that a Lender’s request for payment of such additional amounts may not extend to reduced rates of return to such Lender for time periods prior to the date occurring one (1) calendar year prior to such request.

3.03 Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.02, the Borrower may replace such Lender in accordance with Section 11.16.

3.04 Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

GUARANTY

4.01 The Credit Document Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Swap Contract with respect to the Indebtedness evidenced by the Credit Documents, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Swap Contracts, the obligations of each Guarantor under this Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02 Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or applicable Swap Contracts, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been Fully Satisfied. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Credit Documents, any applicable Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Swap Contracts shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any applicable Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Swap Contracts shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected (including, without limitation, any Lien granted in connection with the Mortgage Instruments); or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any applicable Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Swap Contracts, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04 Certain Additional Waivers.

Each Guarantor hereby agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.

4.06 Rights of Contribution.

The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section 4.06 shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been Fully Satisfied, and none of the Guarantors shall exercise any right or remedy under this Section 4.06 against any other Guarantor until such Obligations have been Fully Satisfied. For purposes of this Section 4.06, (a) ”Excess Payment” shall mean the amount paid by any Guarantor in excess of its Ratable Share of any Credit Document Guaranteed Obligations; (b) ”Ratable Share” shall mean, for any Guarantor in respect of any payment of Obligations, the ratio (expressed as a percentage) as of the date of such payment of Credit Document Guaranteed Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Credit Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties hereunder) of the Credit Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; (c) ”Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Credit Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties) of the Credit Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment; and (d) ” Credit Document Guaranteed Obligations” shall mean the Obligations guaranteed by the Guarantors pursuant to this Article IV. This Section 4.06 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Law against the Borrower in respect of any payment of Credit Document Guaranteed Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall be relieved of its obligations shall be relieved of its obligations in accordance with Section 10.11.

4.07 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING AND BORROWINGS

5.01 Conditions of Closing.

The closing of this Agreement and the commencement of the obligations and rights of the parties hereto created hereby (including, without limitation, the obligation of the Lenders to fund the Loans in accordance with the terms and conditions hereof and of the Borrower to pay the Unused Fee and all other amounts due and owing hereunder) shall occur on the first day on which each of the following shall have occurred to the satisfaction of the Administrative Agent and Lenders (such date constituting the “Closing Date”):

(a) Credit Documents, Organization Documents, Etc. The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement and each of the other Credit Documents;

(ii) a Note executed by the Borrower in favor of each Lender;

(iii) copies of the Organization Documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Credit Documents to which such Credit Party is a party; and

(v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Credit Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in (A) the jurisdiction of its incorporation or organization and (B) each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Opinions of Counsel. The Administrative Agent shall have received, in each case dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent:

(i) a legal opinion of Alston & Bird LLP, counsel for the Credit Parties; and

(ii) a legal opinion of special local counsel for each Credit Party not organized in the State of Delaware or Maryland.

(c) Personal Property Collateral. The Administrative Agent shall have received:

(i) UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Collateral Agent’s security interest in the Collateral;

(ii) all certificates evidencing any certificated Capital Stock pledged to the Collateral Agent pursuant to the Collateral Documents, together with duly executed in blank, undated stock powers attached thereto;

(iii) duly executed notices of grant of security interest in the form required by the Borrower Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Collateral Agent’s security interest in the Collateral;

(iv) all instruments and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Collateral Agent’s security interest in the Collateral;

(v) duly executed consents as are necessary, in the Administrative Agent’s sole discretion, to perfect the Collateral Agent’s security interest in the Collateral; and

(vi) the case of any personal property Collateral located at a premises leased by a Credit Party, such estoppel letters, consents and waivers from the landlords on such real property as may be required by the Administrative Agent.

(d) REIT Status. Evidence, satisfactory to the Agent, that the REIT Guarantor is organized and operated in a manner such that upon its election of REIT status, it shall be treated as a REIT for purposes of the Code, that each of its Subsidiaries that are corporations (if any) are organized and operated in a manner such that upon such election they will qualify as Qualified REIT Subsidiaries and that the execution and performance by the Credit Parties under the Credit Documents shall not affect such status.

(e) Opening Compliance Certificate. Receipt by the Agent of a Compliance Certificate (certified by a Responsible Officer of the Borrower) dated as of the Closing Date and showing compliance information as of the Closing Date after giving pro forma effect to any Borrowing requested as of the Closing Date.

(f) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Credit Parties evidencing liability and casualty insurance meeting the requirements set forth in the Credit Documents.

(g) Officer’s Certificate. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the Administrative Agent, certifying the amount of the Existing Equity Proceeds and stating that (A) each Credit Party is in compliance with all existing financial obligations, (B) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained (and attaching copies thereof), (C) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Credit Party or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could be reasonably expected to have a Material Adverse Effect, and (D) immediately after giving effect to the closing and any Borrowing requested as of the Closing Date, (1) no Default or Event of Default exists, (2) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects and (3) on the basis of balance sheet items as of the Closing Date after giving effect to the Borrowing (if any), the Credit Parties would be in pro forma compliance with each of the financial, Investment and Indebtedness covenants set forth in Article VIII as of the first date provided for the measurement of each of such covenants in accordance with the terms thereof.

(h) Solvency. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the Administrative Agent, regarding the Solvency of each of the REIT Guarantor and its Subsidiaries on a consolidated basis.

(i) Commitment Fees. The Borrower shall have paid to the Agent (for the benefit of the Lenders existing as of the Closing Date) a commitment fee equal to (i) $875,000, less (ii) the acceptance fee, if any, paid by Borrower to the Administrative Agent or Arranger in connection with its acceptance of the term sheet related hereto; provided, that such fee shall be non-refundable and shall be deemed earned upon payment.

(j) Attorney Costs. Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(k) Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Credit Parties.

5.02 Conditions to Borrowings.

The obligation of each Lender to honor any Loan Notice (including any Loan Notice delivered in connection with the Closing Date) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Credit Party contained in Article VI or any other Credit Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of the applicable Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b) No Default shall exist, or would result from such proposed Borrowing.

(c) There shall not have occurred a Bankruptcy Event with respect to any Credit Party.

(d) The Administrative Agent shall have received (i) a Loan Notice in accordance with the requirements hereof, (ii) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and giving pro forma effect to the requested Borrowing, and (iii) prior to or as of the date required pursuant to Sections 7.12(a) through (c) hereof (regardless of whether such date occurs prior to the Closing Date) all of the materials required pursuant to such Sections 7.12(a) through (c) for the evaluation of the applicable Proposed Approved Property(ies).

(e) The Administrative Agent shall have approved the applicable Proposed Approved Properties as “Approved Properties” hereunder in accordance with the provisions of Section 7.12 hereof and the applicable Mortgage Instrument(s) and Assignment(s) of Leases shall have been recorded in accordance with the terms hereof.

(f) Immediately after giving effect to the making of such Borrowing, the Outstanding Amount shall not exceed the Aggregate Approved Property Balances as of such date and all other conditions to Borrowings set forth herein (including those set forth in Section 2.01 hereof) are fully satisfied.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation, warranty and covenant that the conditions specified in Sections 5.02(a), (b), (c), (e) and (f) have been or will be satisfied on and as of the date of the applicable Borrowing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Credit Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01 Existence, Qualification and Power; Compliance with Laws.

Each Credit Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Credit Documents, if any, to which it is a party and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of each Credit Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB).

6.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by any Credit Party of this Agreement or any other Credit Document.

6.04 Binding Effect.

This Agreement has been, and each other Credit Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is party thereto. This Agreement constitutes, and each other Credit Document when so delivered will constitute, a legal, valid and binding obligation of each Credit Party a party thereto, enforceable against each such Credit Party in accordance with its terms except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.05 Financial Statements; No Material Adverse Effect.

(a) As of the Closing Date, the Borrower and its Subsidiaries have no material assets or Indebtedness, except as established pursuant to the Credit Document and as set forth on Schedule 6.05 attached hereto.

(b) The financial statements delivered pursuant to Section 7.01 have been prepared in accordance with GAAP and present fairly (on the basis disclosed in the footnotes to such financial statements), in all material respects, the consolidated financial condition, results of operations and cash flows of the REIT Guarantor and its Subsidiaries as of such date and for such periods.

(c) Since the date of the most-recently delivered financial statements of the REIT Guarantor and its Subsidiaries or, if later, the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06 Litigation.

Except as set forth on Schedule 6.06 attached hereto, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Credit Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Credit Party or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Credit Document, or any of the transactions contemplated hereby or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

6.07 No Default.

No Credit Party is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Credit Document.

6.08 Ownership of Property; Liens.

Each Credit Party has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Real Property is in material compliance with all instruments, agreements and other matters of record.

6.09 Environmental Compliance.

Except as disclosed and described in Schedule 6.09 attached hereto and except for matters that could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the Real Properties and all operations at the Real Properties are in material compliance with all applicable Environmental Laws, there is no material violation of any Environmental Law with respect to the Real Properties or the Businesses, and there are no material conditions relating to the Real Properties or the Businesses that could reasonably be expected to give rise to liability under any applicable Environmental Laws.

(b) None of the Real Properties contains, or has previously contained, any Hazardous Materials at, on or under the Real Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to material liability under, Environmental Laws.

(c) No Credit Party has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Real Properties or the Businesses, nor does any Responsible Officer of any Credit Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Hazardous Materials have not been transported or disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in each case by or on behalf of any Credit Party in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of the Responsible Officers of the Credit Parties, threatened, under any Environmental Law to which any Credit Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Credit Parties, the Real Properties or the Businesses.

(f) There has been no material release, or threat of release, of Hazardous Materials at or from the Real Properties, or arising from or related to the operations (including, without limitation, disposal) of any Credit Party in connection with the Real Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws.

6.10 Insurance.

The Real Properties are insured with financially sound and reputable insurance companies not Affiliates of any of the Credit Parties or their respective Subsidiaries, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Person operates. The insurance coverage of the Credit Parties and their respective Subsidiaries as of the Closing Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 6.10.

6.11 Taxes.

The Credit Parties have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Credit Party that could reasonably be expected to have a Material Adverse Effect.

6.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Credit Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Credit Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Credit Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Credit Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

6.13 Corporate Structure.

The corporate capital and ownership structure of the REIT Group as of the Closing Date (and as of each date on which such schedule is subsequently updated pursuant to the terms hereof) is as described in Schedule 6.13(a). Set forth on Schedule 6.13(b) is a complete and accurate list with respect to each of the Credit Parties and each member of the REIT Group of (i) jurisdiction of incorporation, (ii) number of shares of each class of Capital Stock outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by such Persons and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto as of the Closing Date (and as of each date on which such schedule is subsequently updated pursuant to the terms hereof). The outstanding Capital Stock of all such Persons is validly issued, fully paid and non-assessable (in the case of a corporation) and (other than the REIT Guarantor) is owned by the Credit Parties, directly or indirectly, in the manner set forth on Schedule 6.13(b), free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents) as of the Closing Date (and as of each date on which such schedule is subsequently updated pursuant to the terms hereof). Other than as set forth in Schedule 6.13(b), as of the Closing Date (and as of each date on which such schedule is subsequently updated pursuant to the terms hereof) the Borrower does not have outstanding any securities convertible into or exchangeable for its Capital Stock nor does the Borrower have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its Capital Stock. Each of the Subsidiaries of the Borrower is a Wholly Owned Subsidiary of the Borrower.

6.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a) No Credit Party is engaged and no Credit Party will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Credit Parties, any Person Controlling any Credit Party, or any Subsidiary of any Credit Party (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility

Holding Company Act of 1935, (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940 or (iii) subject to regulation under any other Law which limits its ability to incur Indebtedness.

6.15 Disclosure.

Each Credit Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16 Compliance with Laws.

Each Credit Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17 Approved Properties; Real Properties.

Schedules 6.17(a) and (b) set forth each of the Proposed Approved Properties and Approved Properties, respectively, as of the Closing Date (and as of each date on which such schedule is subsequently updated pursuant to the terms hereof). Each asset included in determination of the Aggregate Approved Property Balances fully qualifies as an Approved Property. Set forth on Schedule 6.17(c) is a list of all other Real Properties as of the Closing Date (and as of each date on which such schedule is subsequently updated pursuant to the terms hereof), along with the identity of the Person owning each such Real Property. Each of the Real Properties is located inside of the United States. Each Real Property included as an Approved Property in determination of the Aggregate Approved Property Balances fully qualifies as such.

6.18 Solvency.

The REIT Guarantor and its Subsidiaries are Solvent on a consolidated basis.

6.19 Investments.

All Investments of each Credit Party are Permitted Investments.

6.20 Business Locations.

Set forth on Schedule 6.20 is the chief executive office, jurisdiction of incorporation or formation and principal place of business of each Credit Party as of the Closing Date (and as of each date on which such Schedule is subsequently updated pursuant to the terms hereof).

6.21 Brokers’ Fees.

No Credit Party has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents.

6.22 Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of a Credit Party as of the Closing Date and none of the Credit Parties has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

6.23 Nature of Business.

As of the Closing Date, the Credit Parties are engaged in the business of acquiring, developing, owning, leasing and selling for-lease office, governmental and industrial properties.

6.24 Representations and Warranties from Other Credit Documents.

Each of the representations and warranties made by any of the Credit Parties in any of the other Credit Documents is true and correct in all material respects.

6.25 REIT Status.

(a) For all dates prior to the first date upon which the REIT Guarantor files a tax return under the Code (which date shall not be later than September 15, 2004), the REIT Guarantor is organized and operated in a manner such that upon its election of REIT status, it shall be treated as a REIT for purposes of the Code and each of its Subsidiaries that are corporations (if any) are organized and operated in a manner such that upon such election they will qualify as Qualified REIT Subsidiaries; and

(b) for all dates thereafter, the REIT Guarantor is qualified as a REIT and each of its Subsidiaries that is a corporation is a Qualified REIT Subsidiary.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, each Credit Party shall:

7.01 Financial Statements.

(a) Monthly Financial Statements. As soon as available, and in any event within 20 days after the close of each calendar month of the REIT Guarantor, a consolidated balance sheet and income statement of the REIT Guarantor and its Subsidiaries as of the end of such calendar month, together with related consolidated statements of retained earnings and cash flows for such calendar month, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Agent, and accompanied by a certificate of a Responsible Officer of the Borrower to the effect that such monthly statements fairly present in all material respects the financial condition of the REIT Guarantor and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit, normal year-end audit adjustments and the absence of footnotes.

(b) Additional Requested Information. Each of the Credit Parties shall deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent, promptly following the request of the Administrative Agent therefor (and, in any case, within ten (10) days following such request), any financial statements, certificates of public accountants, financial reports or other information related to any of the foregoing, to the business, financial or corporate affairs of any of the Credit Parties or their Subsidiaries, or any of the Credit Parties’ compliance with the terms of the Credit Documents.

7.02 Certificates; Other Information.

Each Credit Party (as applicable) shall deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a):

(i) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(ii) a certificate as of the end of the immediately preceding calendar month, setting forth and certifying the amount of all Dividend Reinvestment Proceeds received by the Credit Parties during such calendar month; and

(iii) updated rent rolls, operating statements, Occupancy-Rate calculations, and tenant-status information concerning each of the Approved Properties;

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Credit Party by independent accountants in connection with the accounts or books of any Credit Party, or any audit of any of them existing as of the date of this Agreement and promptly upon receipt thereof, a copy of any other report or “management letter” or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Credit Party by independent accountants in connection with the accounts or books of any Credit Party, or any audit of any of them;

(c) promptly after the same are available, (i) copies of each annual report, proxy or financial statement or other report or communication sent generally to the stockholders of any Credit Party, and copies of all annual, regular, periodic and special reports and registration statements which any Credit Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or to a holder of any Indebtedness owed by any Credit Party in its capacity as such a holder and not otherwise required to be delivered to the Administrative Agent pursuant hereto, (ii) copies of each prospectus or other offering memorandum (and each supplement thereto) at any time prepared by or on behalf of any of the Credit Parties, and (iii) upon the request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters;

(d) promptly, such additional information regarding the business, financial or corporate affairs of any Credit Party, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender may from time to time reasonably request;

(e) as of the first Business Day of each calendar week, an Equity Report for the immediately preceding calendar week; and

(f) as of the date occurring forty-five (45) days following the date of this Agreement, an officer’s certificate signed by a Responsible Officer of the Borrower certifying that the Total Leverage Ratio as of such date is less than or equal to 0.85 to 1.00 and including supporting information concerning such calculation in form and substance satisfactory to the Administrative Agent, in its reasonable discretion.

The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Credit Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Documents required to be delivered pursuant to Section 7.01(a) or Section 7.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the applicable Credit Party posts such documents, or provides a link thereto on such Credit Party’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the applicable Credit Party ‘s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the applicable Credit Party shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(a) to the Administrative Agent and each of the Lenders. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Credit Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.03 Notices and Information.

(a) Promptly notify the Administrative Agent and each Lender of the occurrence of any Default, the failure of any Approved Property to maintain its status as such or any existing circumstances or conditions known to it which could be reasonably expected to cause an Approved Property to cease to qualify as such within the immediately following calendar month.

(b) Promptly notify the Administrative Agent and each Lender of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Credit Party; (ii) any dispute, litigation, investigation, proceeding or suspension between any Credit Party and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party, including pursuant to any applicable Environmental Laws.

(c) Promptly notify the Administrative Agent and each Lender of the occurrence of any ERISA Event.

(d) Promptly notify the Administrative Agent and each Lender of any material change in accounting policies or financial reporting practices by any Credit Party.

Each notice pursuant to this Section 7.03(a) through (d) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Credit Parties have taken and propose to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Credit Document that have been breached (if applicable).

7.04 Payment of Obligations.

Pay and discharge and cause each of its Subsidiaries to pay and discharge as the same shall become due and payable, all of its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Credit Party or Subsidiary; and (b) all lawful claims which, if unpaid, could reasonably be expected to have a Material Adverse Effect, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Credit Party or Subsidiary.

7.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business; and (c) preserve or renew all of its material registered copyrights, patents, trademarks, trade names and service marks.

7.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and Involuntary Dispositions excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07 Maintenance of Insurance.

At all times maintain and cause each of its Subsidiaries to maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance, terrorism insurance consistent with the Terrorism Risk Insurance Act of 2002 and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

7.08 Compliance with Laws.

Comply and cause each of its Subsidiaries to comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of each Credit Party, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over any such Credit Party, as the case may be.

7.10 Inspection Rights.

Subject to the rights of tenants, permit the representatives and independent contractors of the Administrative Agent on behalf of the Lenders to visit and inspect any of the Approved Properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower. Notwithstanding anything contained in this Section 7.10 to the contrary, during the continuance of any Event of Default, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

7.11 Use of Proceeds.

Use the proceeds of the Borrowings for the sole purpose of financing up to one hundred percent (100.0%) of the aggregate acquisition costs (including all related fees and expenses paid other than to the REIT Guarantor and/or its Subsidiaries) incurred by the Credit Parties in connection with the purchase of Approved Properties.

7.12 Proposed Approved Properties/Acceptance of Approved Properties.

(a) Not less than ten (10) Business Days prior to the date on which the Borrower requests any Borrowing hereunder in connection with a Credit Party’s acquisition of a Real Property (a “Proposed Approved Property”), the Borrower shall deliver to both the Administrative Agent and its counsel each of the following with respect to such Proposed Approved Property:

(i) a current rent roll and operating statement;

(ii) copies of all existing leases, including, if applicable the applicable ground lease pursuant to which a Credit Party is lessee and, together with the rent roll delivered pursuant to subclause (i) above, indicating to the reasonable satisfaction of the Administrative Agent that the Proposed Approved Property meets the Occupancy Rate requirements set forth in the definition of the term “Approved Property”; and

(iii) any existing broker package, if available.

(b) Not less than five (5) Business Days prior to the date on which the Borrower requests any Borrowing hereunder in connection with a Credit Party’s acquisition of a Proposed Approved Property, the Borrower shall deliver to both the Administrative Agent and its counsel each of the following with respect to such Proposed Approved Property:

(i) a Borrower-commissioned environmental assessment and property condition report in form and substance acceptable to the Administrative Agent, in its reasonable discretion;

(ii) a Borrower-commissioned survey and appraisal;

(iii) preliminary commitments, in form and substance reasonably acceptable to the Administrative Agent, for ALTA mortgagee title insurance policies to be issued by a title company acceptable to the Administrative Agent, in its reasonable discretion, (the “Title Commitments”) with respect to the applicable Proposed Approved Property, assuring the Administrative Agent that (i) the applicable Proposed Approved Property shall be 100% owned in fee simple or 100% ground leased by a Credit Party prior to or concurrently with the making of any advance hereunder with respect to such property; and (ii) each of the Mortgage Instruments (taken as a whole) creates (or will, upon recording, create) a valid and enforceable first priority mortgage lien on the fee or leasehold interest held in the applicable Proposed Approved Property, free and clear of all defects and encumbrances except Permitted Liens or other Liens reasonably acceptable to the Administrative Agent, in its discretion, which Title Commitments shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and shall include such endorsements as are reasonably requested by the Administrative Agent;

(iv) evidence of the insurance coverage (including, without limitation, casualty insurance) with respect to such Proposed Approved Property which has been or shall be obtained by the applicable Credit Party and which meets the requirements set forth herein (provided, that such coverage need not be effective until the applicable Credit Party’s acquisition of the applicable Proposed Approved Property); and

(v) any maps and pictures of the Proposed Approved Property, investment summary and real estate analysis included in the package delivered to the board of the Principal Borrower in connection with the internal approval of the acquisition of such Proposed Approved Property.

(c) Prior to or as of the date on which the Borrower requests any Borrowing hereunder in connection with a Credit Party’s acquisition of a Proposed Approved Property, the Borrower shall deliver to both the Administrative Agent and its counsel each of the following with respect to such Proposed Approved Property:

(i) a request for the approval by the Administrative Agent of such Proposed Approved Property as an “Approved Property” hereunder and a certificate signed by a Responsible Officer of the Borrower indicating and certifying that such Proposed Approved Property (A) will, as of the date of the requested Borrowing, be 100% owned in fee simple or 100% ground leased pursuant to an Eligible Ground Lease by a Credit Party with no non-Credit Party equity holders, (B) has been approved by the board of the REIT Guarantor, (C) has an Occupancy Rate of not less than 85%, (D) constitutes a for-lease office, industrial or governmental property located in the United States and (E) is not a Flood Hazard Property (except to the extent the Borrower has provided the Administrative Agent with evidence, satisfactory to the

Administrative Agent, that it has obtained, or caused to be obtained (or will, in connection with the acquisition thereof, obtain), proper flood insurance coverage with respect to such Proposed Approved Property) and indicating and certifying that the board of the Borrower has approved the acquisition of such Proposed Approved Property;

(ii) an executed purchase agreement and a closing settlement statement with respect to such Proposed Approved Property which will provide the applicable Credit Party with an interest in such Proposed Approved Property as set forth in the Title Commitment delivered in connection therewith immediately upon the payment of the purchase price therefore (which payment shall be required to be made in a single payment) and a final Title Commitment with respect to such Proposed Approved Property in the form delivered pursuant to clause (b) above, together with any revisions thereto reasonably requested by the Administrative Agent;

(iii) a fully executed Mortgage Instrument and Assignment of Leases, in each case, in proper form for recording in the applicable jurisdiction for the subject Proposed Approved Property, encumbering 100% of the Credit Parties’ interests in such Proposed Approved Property, otherwise in form and substance acceptable to the Administrative Agent and securing the Obligations (which shall include, without limitation, (i) the amount of the Borrowing requested by the Borrower in connection therewith, plus (ii) the Outstanding Amount prior to the making of such Borrowing, plus (iii) the amount of the outstanding Aggregate Commitments plus (iv) all fees and expenses due and owing hereunder from time to time); provided, however, that to the extent the applicable jurisdiction in which such Mortgage Instrument is to be recorded imposes taxes, fees or other charges based on the amount secured by an instrument being recorded and such taxes, fees or other charges with respect to the applicable Mortgage Instrument would exceed $5,000, the amount secured by such Mortgage Instrument may be reduced to the amount of the Borrowing requested by the Borrower in connection with the applicable Proposed Approved Property; and the Administrative Agent will, to the extent such measures will not (in the Administrative Agent’s opinion) reduce the value of the security for the Loans or result in material increased costs to the Administrative Agent and Required Lenders, make reasonable good faith efforts to structure the applicable Mortgage Instrument and related documentation in a manner which minimizes such taxes, fees or other charges; and

(iv) to the extent the Person who owns or will own such Proposed Approved Property is not a Credit Party hereunder, (i) a Joinder Agreement executed by such Person, together with the items that would have been delivered under Sections 5.01(a)(iii) through (v), (b), (d), (f) and (j) if such Person had been a Credit Party on the Closing Date, and (ii) a revised Schedule 2(a) for attachment to the Borrower Pledge Agreement (revised only to include such Person in the list of those entities in which the Borrower has, pursuant to such agreement, pledged all Capital Stock held by it) and an acknowledgment and agreement that such revised Schedule 2(a) shall, at the option of the Administrative Agent, be effective as an amendment to the Borrower Pledge Agreement upon delivery thereof by Borrower to the Administrative Agent.

(d) If (i) each of the items required to be delivered pursuant to clauses (a) through (c) above are timely delivered to the Administrative Agent and (ii) such materials and the information disclosed thereby are acceptable to the Administrative Agent to the extent required in such clauses (a) through (c) (or, to the extent no standard of acceptability is referenced therein, such materials and information are complete in all material respects and do not indicate any material and substantial risks or concerns), the Administrative Agent shall, upon its confirmation that it has received each such item and reviewed such items to the extent necessary, deliver to the Borrower written approval of the applicable Proposed Approved Property as an “Approved Property” hereunder; provided, that (A) the Administrative Agent’s failure to deliver such an approval shall constitute a deemed rejection by the Administrative Agent of such Proposed Approved Property and (B) any approval of the materials delivered with respect to a Proposed Approved Property shall constitute an amendment to Schedule 2(a) of the Borrower Pledge Agreement, to the extent required pursuant to Section 7.12(c)(iv). To the extent any of the items or information delivered pursuant to clauses (a) through (c) of this Section 7.12 are, for any reason, unacceptable to the Administrative Agent, the Administrative Agent shall promptly upon making such determination, deliver to the Borrower a summary of the matters considered unacceptable and its concerns with respect thereto.

(e) Upon its approval of any Proposed Approved Property as an “Approved Property” hereunder, the Administrative Agent shall have the right to record the Mortgage Instrument(s) and Assignment(s) of Leases delivered in connection therewith. The Credit Parties shall, in addition to all other amounts due hereunder, pay all applicable recording and document or stamp taxes, fees or other charges which may be incurred in the recording of the Mortgage Instrument(s) and Assignment(s) of Leases with respect to the Approved Properties; provided, that such amounts may, at the option of the Credit Parties, be included in the calculation of the Approved Property Amounts with respect to the respective Approved Properties. The Credit Parties hereby acknowledge and agree that the fees, costs and expenses incurred in the recordation of certain of the Mortgage Instruments pursuant to this Sections 7.12 and all fees and expenses associated with the procurement of title policies or endorsements (including, without limitation and with respect to each, any administrative expenses or attorneys’ fees), may be substantial in nature and that its obligations pursuant to this Sections 7.12 shall endure regardless of the amount of such fees and expenses. Notwithstanding anything to the contrary contained herein, the Assignments of Leases executed by a Credit Party with respect to any Approved Property may be included in any applicable Mortgage Instrument with respect to such Approved Property and need not be located in a separate document.

(f) Notwithstanding anything contained herein to the contrary, a Real Property’s continued qualification as an “Approved Property” hereunder shall, in all cases, be subject to such Real Property’s continued conformity with the terms and conditions of the definition of “Approved Property” contained herein.

7.13 Additional Credit Parties.

(a) If any Person becomes a direct or indirect Subsidiary of the REIT Guarantor or the Borrower, the Borrower shall, concurrently with the addition of such Person as a Subsidiary, provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing all of the assets of such Person and shall cause such Person to deliver to the Administrative Agent (i) a Joinder Agreement executed by such Subsidiary and (ii) the items that would have been delivered under Sections 5.01(a)(iii) through (v), (b), (d), (f) and (j) if such Subsidiary had been a Credit Party on the Closing Date; and

(b) cause each Person owning an Approved Property or a Proposed Approved Property to, at all times, be a Credit Party with no non-Credit Party equity holders and a Subsidiary (whether direct or indirect) of either the Borrower or the REIT Guarantor.

7.14 Agreement Regarding Environmental Recommendations and Title Conditions.

The Credit Parties shall, following the acquisition of any Approved Property, (a) implement any and all environmental remediation programs or studies recommended in any environmental assessment or report delivered to the Credit Parties with respect to such Approved Property (except to the extent such assessment or report has been superceded by another report with respect to such Approved Property) and (b) complete remediation of any title or zoning conditions which adversely affect such Approved Property and which it has agreed with any party to remediate.

7.15 REIT Status/REIT Ownership of Borrower.

The REIT Guarantor will (a) for all dates prior to the first date upon which the REIT Guarantor files a tax return under the Code (which date shall not be later than             , 2004), continue to be organized and operated in a manner such that upon its election of REIT status, it shall be treated as a REIT for purposes of the Code and (b) for all dates thereafter, maintain its status as a REIT. The REIT Guarantor shall, at all times, own (whether directly or indirectly) at least 99.00% of the outstanding Capital Stock of the Borrower not owned by Wells Capital, Inc. owned as of the date of this Agreement.

7.16 Further Assurances.

Each of the Credit Parties shall, from time to time, at the expense of the Borrower, promptly execute, deliver, file and/or record all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Administrative Agent or Collateral Agent may reasonably request (including, without limitation, the procurement of landlord consents with respect to the assignment of the applicable Credit Party’s interests in any Approved Properties), in order to (a) properly evidence the Borrower’s Indebtedness hereunder or under any Credit Document or (b) perfect, continue and protect the assignment and security interest granted or purported to be granted hereby or pursuant to any Credit Document and to enable the Administrative Agent and/or Collateral Agent to exercise and enforce their rights and remedies hereunder and under any other Credit Document with respect to any Collateral. The applicable Credit Part(y/ies) shall promptly deliver to the Administrative Agent a copy of each such instrument and evidence of its proper filing or recording, as necessary.

7.17 Pledged Assets.

Each of the Credit Parties (as applicable) shall, at all times:

(a) (i) have delivered to the Administrative Agent fully executed and notarized (A) Mortgage Instruments and (B) Assignments of Leases, with respect to each of the Approved Properties owned by such Person and, following the recording of such Mortgage Instruments and Assignments of Leases by the Administrative Agent in connection with Section 7.12 hereof, and (ii) cause the Approved Properties to be subject to first priority Liens in favor of the Collateral Agent (subject to Permitted Liens and such other encumbrances as may be from time to time approved by the Administrative Agent, in writing);

(b) cause 100% of the issued and outstanding Capital Stock of the Borrower owned by the REIT Guarantor and 100% of the issued and outstanding Capital Stock of the Credit Party Subsidiaries (direct and indirect) of the Borrower (other than such Capital Stock as may be held by non-Credit Parties pursuant to and in accordance with the terms hereof) to be subject to a first priority, perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request; and

(c) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s liens thereunder) and other items of the types required to be delivered pursuant to the terms of this Agreement, all in form, content and scope reasonably satisfactory to the Administrative Agent; provided, that this clause 7.17(c) shall not be interpreted to expand the scope of the materials required to be delivered by Borrower in connection with Section 7.12 hereof with respect to any Proposed Approved Property.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, no Credit Party shall directly or indirectly:

8.01 Intentionally Omitted.

8.02 Investments.

Make any Investments or permit or cause any of their Subsidiaries to make any Investments other than Investments in for lease office and industrial Properties, except:

(a) Investments in the form of Cash Equivalents;

(b) Investments existing as of the Closing Date and set forth in Schedule 8.02;

(c) Investments in any Person (other than the REIT Guarantor) which is a Credit Party prior to giving effect to such Investment or becomes one at the time of such Investment;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 8.03;

(f) Investments in the acquisition of Real Properties (including any earnest money deposits or similar expenditures required in connection therewith), to the extent permitted by the Organization Documents of the REIT Guarantor (as in existence as of the date hereof or hereinafter approved by the Administrative Agent, in its discretion); provided, that Real Properties with respect to which Investments are made hereunder shall not, in any case, be Development Properties; and

(g) Investments in the construction of extensions with respect to existing operating Real Properties owned by the Credit Parties (i) to the extent the applicable tenant is, pursuant to the terms of the applicable lease, entitled thereto and (ii) to the extent the funding for such extensions comes from operating income from the Real Properties of the Credit Parties and/or Existing Equity Proceeds (to the extent such operating income or Existing Equity Proceeds are not otherwise utilized) and not from proceeds of the Loans or equity proceeds raised by the REIT Guarantor or any other Credit Party (except to the extent pre-approved in writing by the Administrative Agent and the Required Lenders).

8.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness (unless pre-approved in writing by the Administrative Agent, in its absolute discretion), except:

(a) Indebtedness under the Credit Documents;

(b) obligations (contingent or otherwise) of the Credit Parties existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; and

(c) Indebtedness of the Borrower in the form of trade payables incurred in the ordinary course of business and Guarantee obligations related thereto; provided, that such Indebtedness shall not, in the aggregate, exceed an amount equal to $100,000.00.

8.04 Fundamental Changes.

Enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Section 7.13, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower shall be the continuing or surviving entity, (b) any Credit Party other than the Borrower or the REIT Guarantor may merge or consolidate with any other Person provided that either (i) such Credit Party shall be the continuing or surviving entity and such Credit Party’s obligation under the Credit Documents are not reduced, offset, terminated (in part or in whole) or otherwise altered as a result of such merger or consolidation or (ii) the continuing or surviving entity becomes a Credit Party upon the effectiveness of such merger or consolidation, and (c) any Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

8.05 Addition/Removal of Approved Properties; Dispositions.

(a) Seek to voluntarily remove any Approved Property from qualification as such (whether in anticipation of the Disposition or encumbrance thereof or otherwise and whether through a direct or an indirect Disposition of such Approved Property), unless the Borrower shall have delivered to the Administrative Agent at least ten (10) Business Days prior to the effective date of such removal, (i) a Compliance Certificate (which certificate shall include an update to the information set forth on Schedule 6.17(a)) demonstrating that, upon giving effect to such removal and taking into account any prepayment of the Loans which shall occur in connection with such removal pursuant to Section 2.03(b)(iii) hereof, on a pro forma basis (A) the Credit Parties shall be in compliance with all of the covenants contained in Article VIII of this Agreement, and (B) the aggregate Outstanding Amount of the Loans shall not exceed the lesser of (1) the Aggregate Approved Property Balances and (2) the Borrowing Base; and (ii) evidence, satisfactory to the Agent in its discretion, indicating that the Credit Parties will have sufficient funds (from sources other than third-party equity contributions) for any prepayment of the Loans required pursuant to Section 2.03(b)(iii) hereof in connection with the Disposition or removal of such Approved Property; or

(b) at any time, take, approve of or consent to any action (including, without limitation, any sale or other Disposition of any interest of the Credit Parties) that in any manner interferes with or could interfere with, the interests, rights and remedies of the Secured Parties created by any Mortgage Instruments or any Assignments of Leases executed in connection with this Agreement except to the extent the applicable Approved Property is removed as such pursuant to the terms of this Section 8.05 and any required prepayment is made in connection therewith; or

(c) fail to deliver to the Administrative Agent, immediately upon a Responsible Officer of the Borrower obtaining knowledge of a Real Property failing to qualify as an Approved Property, a Compliance Certificate (which certificate shall include an update to the information set forth on Schedule 6.17(a)) demonstrating that, upon giving effect to the removal of Approved Property Balance attributable to the applicable Real Property, on a pro forma basis (i) the Credit Parties shall be in compliance with all of the covenants contained in Article VIII of this Agreement, (ii) the Total Advances shall not exceed the Aggregate Advance Limit, and (iii) the aggregate Outstanding Amount of the Loans shall not exceed the Aggregate Approved Property Balances; or

(d) include any Real Property in any calculation of the Aggregate Approved Property Balances, unless the Agent has approved such Real Property as an “Approved Property” pursuant to Section 7.12 hereof and such Real Property otherwise qualifies as an Approved Property as of the date of such calculation; or

(e) otherwise make any Disposition unless the consideration paid in connection therewith shall be cash or Cash Equivalents and shall be in an amount not less than the fair market value of the Property disposed of.

8.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Credit Party may make Restricted Payments (directly or indirectly) to any other Credit Party;

(b) the REIT Guarantor shall be permitted to repurchase or otherwise redeem Capital Stock of the REIT Guarantor (i) to the extent such redemptions do not, in the aggregate during the term hereof, exceed an aggregate amount of $1,000,000 and (ii) to the extent each such repurchase or redemption is for the purpose of alleviating a hardship of the applicable third-party investor in accordance with the prospectus of the REIT Guarantor;

(c) the REIT Guarantor shall be permitted to make dividends and distributions to the extent permitted pursuant to Section 8.11(b) if and to the extent that prior to or contemporaneously with the making of any such dividend or distribution, the REIT Guarantor delivers to the Agent (A) evidence satisfactory to the Agent of the application of any Dividend Reinvestment Proceeds to be generated in connection with such dividend or distribution in accordance with the organizational or offering documents of the REIT Guarantor, as applicable and (B) a certificate from the chief financial officer of the REIT Guarantor certifying that the REIT Guarantor shall, immediately following the making of such dividend or distribution, be in compliance with all applicable provisions of the Code (including those relating to the REIT Guarantor’s status as a REIT) and with its bylaws and operating covenants; and

(d) the Credit Parties shall be permitted to make dividends and distributions to the non-Credit Party holders of any equity interests in any Credit Parties to the extent expressly required pursuant to the terms and conditions of the organizational documents of such entities (provided such organizational documents have been approved by the Administrative Agent, in its discretion).

8.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

8.08 Transactions with Affiliates and Insiders.

Enter into or permit to exist or permit or cause any of their Subsidiaries to enter into any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Credit Party other than the REIT Guarantor, (b) transfers of cash and assets to any Credit Party other than the REIT Guarantor, (c) intercompany transactions (if any) expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (d) normal compensation and reimbursement of expenses of officers and directors and (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09 Burdensome Agreements.

(a) Enter into any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Credit Party, (iii) make loans or advances to any Credit Party, (iv) sell, lease or transfer any of its Property to any Credit Party or (v) act as a Credit Party pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(iv) above) for (1) this Agreement and the other Credit Documents, (2) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien or (3) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05 pending the consummation of such sale.

(b) Enter into any Contractual Obligation that prohibits or otherwise restricts the sale of any Approved Property or that prohibits or otherwise restricts the existence of any Lien upon any Approved Property in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such Approved Property is given as security for the Obligations, except (i) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien and (ii) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Approved Property permitted pursuant to the terms of this Agreement, pending the consummation of such sale.

(c) None of the Credit Parties shall, at any time, pledge or otherwise encumber (except in connection herewith or with any of the Credit Documents) any income derived from any of the Approved Properties (until removal of such Approved Properties from the calculation of Aggregate Approved Property Balance or removal of such Approved Properties in accordance with Section 8.05).

(d) The REIT Guarantor shall not, at any time, contract, create, incur, assume or permit to exist any Lien on its ownership interests in the Borrower or on the income derived therefrom (except to the extent such Liens arise in connection with the Credit Documents).

8.10 Margin Stock Prohibitions.

Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11 Financial Covenants.

(a) Total Leverage Ratio. Permit the Total Leverage Ratio, (a) as of any date of calculation, to exceed 1.00 to 1.00; and (b) as of any date following the date occurring forty-five (45) days following the Closing Date, to exceed 0.85 to 1.00.

(b) Distribution Limitation. Permit the REIT Guarantor to declare or make cash dividends or similar distributions to its equity holders (excluding any equity holders which are Credit Parties) during any given fiscal quarter such that Net Dividends during such period are in excess of operating income from the Real Properties of the Credit Parties plus Existing Equity Proceeds (to the extent such operating income or Existing Equity Proceeds are not otherwise applied); provided, that, to the extent any Event of Default has occurred and is then-continuing, the REIT Guarantor shall not be permitted to make or declare any dividends or similar distributions without the written consent of the Agent and Required Lenders.

(c) Contingent Leverage Limitation. Permit, at any time following the date occurring five (5) Business Days after the Agent’s delivery of a request for prepayment pursuant to subclause (v) of Section 2.03(b) hereof, the Outstanding Amount hereunder to exceed an amount equal to fifty percent (50.0%) multiplied by the Aggregate Approved Property Balances as of the applicable date of calculation.

8.12 No Foreign Subsidiaries.

Create, acquire or permit to exist or permit or cause any of their Subsidiaries to create, acquire or permit to exist, any Foreign Subsidiary.

8.13 Prepayment of Other Indebtedness, Etc.

Permit any Credit Party to, if any Default or Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, (a) amend or modify any of the terms of any Indebtedness of such Credit Party if such amendment or modification would shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled, increase the interest rate applicable thereto, require additional collateral or add or change any terms in a manner otherwise materially adverse to such Credit Party or (b) make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any other Indebtedness of such Credit Party.

8.14 Organization Documents; Fiscal Year.

Permit any Credit Party or any Subsidiaries thereof to (a) amend, modify or change its Organization Documents in a manner materially adverse to the Lenders or (b) change its fiscal year.

8.15 Ownership of Subsidiaries; Limitations on the REIT Guarantor.

Notwithstanding any other provisions of this Agreement to the contrary:

(a) Permit any Credit Party to:

(i) permit any Person (other than another Credit Party) to own any Capital Stock of any Credit Party, except (A) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Subsidiaries, (B) as a result of or in connection with a dissolution, merger, consolidation or disposition of a Subsidiary not prohibited by Section 8.04 or Section 8.05, (C) the interest in the Borrower held by Wells Capital, Inc. as of the date of this Agreement, (D) other interests in the Borrower to the extent (1) such other interests, when aggregated with all other non-Credit Party interests in the Borrower, do not constitute more than 1.00% of the outstanding Capital Stock of the Borrower; (2) the terms and conditions of the issuance of such other interests are acceptable to the Administrative Agent, in its reasonable discretion, and (3) all payments, dividends and distributions payable with respect to such interests are expressly subordinated to the Obligations in a manner acceptable to the Administrative Agent, in its reasonable discretion, (E) holders of the Capital Stock of the REIT Guarantor; and (F) holders of the Capital Stock of any Subsidiary of a Credit Party which becomes a Credit Party hereunder as a result of the execution of a Joinder Agreement following the purchase of such entity by a Credit Party for the purpose of acquiring the real property interests held (whether directly or indirectly) by such entity; provided, that such acquisition and non-Credit Party ownership is approved in advance in writing by the Administrative Agent in its discretion;

(ii) permit any Subsidiary of any Credit Party to issue or have outstanding any shares of preferred Capital Stock; or

(iii) permit, create, incur, assume or suffer to exist any Lien on any Capital Stock of any Credit Party.

(b) Permit the REIT Guarantor to (i) hold any assets other than the Capital Stock of the Borrower or any other Credit Parties, or (ii) engage in any business other than (A) owning the Capital Stock of the Borrower or other Credit Parties and activities incidental or related thereto, (B) acting as a Guarantor hereunder and (C) as otherwise permitted hereunder.

8.16 Sale Leasebacks.

Permit any Credit Party to enter into any Sale and Leaseback Transaction.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Credit Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within 5 days after the same becomes due, any interest on any Loan, any commitment or other fee due hereunder or any other amount payable hereunder or under any other Credit Document; or

(b) Specific Covenants. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05, 7.10, 7.11, 7.12, 7.13, 7.15 or 7.17 or Article VIII; or

(c) Other Defaults. Any Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Credit Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party herein, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any one or more of the Credit Parties (A) fails to perform or observe (beyond the applicable grace period with respect thereto, if any) any Contractual Obligation if such failure could reasonably be expected to have a Material Adverse Effect, (B) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) or otherwise defaults in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) constituting Non-Recourse Indebtedness of such Credit Party(ies) and having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000, (C) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) or otherwise defaults in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) constituting Non-Recourse Indebtedness of such Credit Party(ies) and/or any of their unconsolidated partnerships or joint ventures and having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000 or suffers or permits any unconsolidated partnership or joint venture to fail to make any such payment or otherwise default thereunder, or (D) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Credit Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Credit Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by any Credit Party as a result thereof is greater than $1,000,000; or

(f) Bankruptcy Events. Any Credit Party is subject to a Bankruptcy Event; or

(g) Judgments. There is entered against any Credit Party (i) any one or more final judgments or orders for the payment of money in an aggregate amount exceeding $1,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(h) ERISA. (i) One or more ERISA Events occur with respect to Pension Plans or Multiemployer Plans which have resulted or could reasonably be expected to result in liability of any Credit Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000, or (ii) any Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000; or

(i) Invalidity of Credit Documents; Guarantees. (i) Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; or (ii) except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited by Section 8.04 or Section 8.05, the Credit Document Guaranty given by any Guarantor hereunder or any provision thereof shall cease to be in full force and effect, or any Guarantor hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under its Credit Document Guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to its Credit Document Guaranty; or

(j) Wells Entity Equity Solicitation/Acceptance. Any Wells Entity other than the REIT I Entities solicits and/or accepts, following the date hereof and during the term of this Agreement, any additional equity contributions or commitments (except with respect to solicitations or acceptances of equity contributions in connection with equity issuances (i) related to so-called 1031 transactions, (ii) related to property-specific joint ventures or limited partnerships, (iii) related to Wells S&P REIT Index Mutual Fund; (iv) related to Wells Real Estate Fund XIV, L.P., a Georgia limited partnership; and (v) [offers or sales of equity not involving a public offering under the Securities Act of 1933] [SUBJECT TO FURTHER REVIEW]; or

(k) Competing Offerings. There occurs (or has, following November 20, 2003 and prior to the Closing Date occurred) any competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower, any Credit Party, the REIT I Entities or any other Wells Entities, other than (i) project specific mortgage financings by the REIT I Entities or the Wells Entities or any so-called 1031 transactions, (ii) financings entered into by Wells Real Estate Funds and its subsidiaries, in each case, which are non-recourse to (A) the REIT Guarantor and its subsidiaries, (B) the REIT I Entities and (C) any other Wells Entity organized as a REIT, (iii) any offering, placement or arrangement related to that certain Credit Agreement dated as of April 23, 2003 among Wells Operating Partnership, L.P., Wells Real Estate Investment Trust, Inc., Bank of America, N.A. as administrative agent and the other parties thereto, as amended, restated, supplemented or otherwise modified and (iv) any offering, placement or arrangement related to any renewals, extensions or modifications of that certain $50 million Revolving Credit Agreement dated as of June 16, 2003 between Wells Operating Partnership, L.P. and Bank of America, N.A. or the ST Loan Documents; or

(l) Change of Control. There occurs any Change of Control.

9.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Credit Documents or applicable law;

provided, however, that upon the occurrence of any Bankruptcy Event with respect to any Credit Party, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Administrative Agent or any Lender.

9.03 Application of Funds.

After the acceleration of the Obligations as provided for in Section 9.02(b) (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of that portion of the Obligations constituting obligations under Swap Contracts between any Credit Party and any Lender of Affiliate of any Lender; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE X

ADMINISTRATIVE AGENT

10.01 Appointment and Authorization of Administrative Agent.

Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

10.02 Delegation of Duties.

The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

10.03 Liability of Administrative Agent.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

10.04 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

10.05 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will promptly notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

10.06 Credit Decision; Disclosure of Information by Administrative Agent.

Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

10.07 Indemnification of Administrative Agent.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

10.08 Administrative Agent in its Individual Capacity.

Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

10.09 Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. In addition, the Administrative Agent may be removed at the written direction of the Required Lenders to the extent the Administrative Agent is shown to be grossly negligent in the performance of its material obligations and/or duties hereunder or to have engaged in willful misconduct in the performance of such obligations and/or duties.

If the Administrative Agent resigns or is otherwise removed as Administrative Agent under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld, conditioned or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation or removal of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent. Upon such retirement or removal, the retiring/removed Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated without any other or further act or deed on the part of such retiring Administrative Agent or any other Lender. After any former Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation or the removal of an Administrative Agent by the Lenders, the retiring/removed Administrative Agent’s resignation or removal (as applicable) shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

10.10 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.08 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.11 Credit Document Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a) to release any Guarantor (other than the REIT Guarantor) from its obligations hereunder and under any of the other Credit Documents if such Person ceases to be a Subsidiary of any Credit Party as a result of a transaction permitted hereunder;

(b) to release the other Credit Parties hereunder from any obligations under the Collateral Documents with respect to the Capital Stock of or any other interests in any Guarantor released pursuant to clause (a) above; and

(c) to terminate and release any Mortgage Instrument or Assignment of Leases with respect to any Real Property for which a prepayment of 100% of the Approved Property Balance related to such Real Property is made in accordance with the provisions of Section 2.03(b)(iii) hereof and which is to be disposed of by the applicable Credit Party.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to grant releases and terminations pursuant to this Section 10.11.

10.12 Other Agents; Arrangers and Managers.

None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent to any departure by the Borrower or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Credit Party, as the case may be, and delivered to the Administrative Agent at its address set forth on Schedule 11.02 or unless approval or consent of such matter is deemed to have occurred pursuant to Section 11.02(d) hereof, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent (or deemed approval) of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

(b) postpone any date fixed by this Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Credit Document without the written consent (or deemed approval) of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Credit Document without the written consent (or deemed approval) of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change Section 2.12 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent (or deemed approval) of each Lender;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent (or deemed approval) of each Lender;

(f) except as the result of or in connection with a dissolution, merger or disposition of a Credit Party not prohibited by Section 8.04 or Section 8.05, release the Borrower, the REIT Guarantor or substantially all of the other Credit Parties from its or their obligations under the Credit Documents without the written consent (or deemed approval) of each Lender;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

11.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 (as the same may be updated by the Borrower from time to time by notice to the Administrative Agent) or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Credit Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Credit Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 7.02, and to distribute Credit Documents for execution by the parties thereto, and may not be used for any other purpose.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording. To the extent a Lender or any Credit Party is given written notice of any request for an approval, consent or other decision from the Administrative Agent and such Person fails to reply to any such request within ten (10) Business Days of its receipt (or deemed receipt) thereof, such Lender or Credit Party shall be deemed to have approved the requested action, amendment, waiver or other matter.

11.03 No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Attorney Costs, Expenses and Taxes.

The Credit Parties jointly and severally agree (a) to pay or reimburse the Administrative Agent for all reasonable and actual costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Credit Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable and actual Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable and actual costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Credit Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all reasonable and actual Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the

Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 11.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

11.05 Indemnification by the Credit Parties.

Whether or not the transactions contemplated hereby are consummated, the Credit Parties jointly and severally shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Credit Party, or any Environmental Liability related in any way to any Credit Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 11.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.06 Payments Set Aside.

To the extent that any payment by or on behalf of any Credit Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

11.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Credit Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (other than in connection with a transaction not prohibited by Section 8.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000.00 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; (iii) any assignment of a Commitment must be approved by the Administrative Agent unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (v) no party that is, immediately following such assignment, a Lender under this Agreement shall have, immediately following such assignment, a Commitment that is less than $5,000,000.00 in the aggregate. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Credit Parties or any of their respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 11.15 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), and (ii) unless an Event of Default has occurred and is continuing, the Borrower (such approval not to be unreasonably withheld, conditioned or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Credit Parties or any of their respective Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Credit Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Credit Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

11.08 Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or to any credit derivative transaction relating to the Credit Parties and their obligations; (g) with the consent of the Borrower; and (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Credit Parties. For purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party, provided that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.09 Set-off.

In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to any Credit Party, any such notice being waived by each Credit Party to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Credit Parties against any and all Obligations owing to such Lender hereunder or under any other Credit Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Credit Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. Notwithstanding the foregoing, no Lender shall be entitled to set-off or apply any deposits in a property specific operating account or reserve account established by a Credit Party for any Real Properties encumbered by mortgage liens in favor of another financial institution to the extent such financial institution expressly requires such agreement by the Lenders hereunder and provided such Lender and the Administrative Agent has received notice of the interest of such other financial institution prior to such set-off or application. The list of accounts as of the Closing Date (and as of each date on which such schedule is subsequently updated pursuant to the terms hereof) which are not subject to set-off is set forth on Schedule 11.09 attached hereto.

11.10 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.11 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.12 Integration.

This Agreement, together with the other Credit Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Credit Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Credit Document shall not be deemed a conflict with this Agreement. Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.13 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.14 Severability.

If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.15 Tax Forms.

(a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to each of the Administrative Agent and the Borrower, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), a duly signed completed copy of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to each of the Administrative Agent and the Borrower such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify each of the Administrative Agent and the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Credit Documents (for example, in the case of a typical participation by such Lender), shall deliver to each of the Administrative Agent and the Borrower on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent and the Borrower (in the reasonable exercise of its discretion), (A) a duly signed completed copy of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) a duly signed completed copy of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 11.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 11.15(a); provided that if such Lender shall have satisfied the requirement of this Section 11.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Credit Documents, nothing in this Section 11.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Credit Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Credit Documents with respect to which the Borrower is not required to pay additional amounts under this Section 11.15(a).

(b) Upon the request of the Administrative Agent or the Borrower, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent and the Borrower a duly signed completed copy of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent and the Borrower may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If any Governmental Authority asserts that the Administrative Agent or the Borrower did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent and the Borrower therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent and the Borrower under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent and the Borrower. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

11.16 Replacement of Lenders.

Under any circumstances set forth herein providing that the Borrower shall have the right to replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Commitment and outstanding Loans (with the assignment fee to be paid by the Borrower in such instance) pursuant to Section 11.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrower; provided, however, that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to replace all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04. The Borrower shall (a) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of replacement (including any amounts payable pursuant to Section 3.05) and (b) release such Lender from its obligations under the Credit Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans.

11.17 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF GEORGIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF GEORGIA SITTING IN FULTON COUNTY OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY CREDIT DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH OF THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

11.18 Waiver of Right to Trial by Jury.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.19 USA Patriot Act.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act.

11.20 ENTIRE AGREEMENT.

THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

WELLS OPERATING PARTNERSHIP II, L.P.,

By: WELLS REAL ESTATE INVESTMENT TRUST II, INC., its sole general partner

	By:	/s/ Randall D. Fretz
	Name:	Randall D. Fretz
	Title:	Senior Vice President

REIT GUARANTOR:

WELLS REAL ESTATE INVESTMENT TRUST II, INC.,

By:	/s/ Randall D. Fretz
Name:	Randall D. Fretz
Title:	Senior Vice President

OTHER GUARANTORS:

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Gerald R. Massey, Jr.
Name:	Gerald R. Massey, Jr.
Title:	Senior Vice President

[signature pages continued]

LENDERS:

BANK OF AMERICA, N.A., individually in its capacity as a Lender

By:	/s/ Gerald R. Massey, Jr.
Name:	Gerald R. Massey, Jr.
Title:	Senior Vice President